UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 16, 2010

Feigeda Electronic Technology, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53016	26-1357696
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 66, Longwangmiao Industrial Park, Baishixia , Fuyong Street, Bao’an District,
Shenzhen City, Guangdong Province, P. R. China  518102
(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code    86-755-27759072

SRKP 20, INC.
______________4737 North Ocean Drive, Suite 207, Lauderdale by the Sea, FL 33308_________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

See Item 2.01, below, regarding the discussion of the amended and restated share exchange agreement dated as of December 6, 2010 (the “Exchange Agreement”), which was entered into by and among SRKP 20, Inc. (“SRKP 20”), a Delaware corporation, Immense Fortune Holdings Limited, a British Virgin Islands corporation (“Immense Fortune”), Legend Media Holdings HK Limited, a Hong Kong corporation and a wholly-owned subsidiary of Immense Fortune (“Legend”), Feigeda Electronic (SZ) Co., Ltd., a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Legend (“Shenzhen Feigeda”) and Finest Day Limited, a British Virgin Islands corporation and sole shareholder of Immense Fortune, as reported in the Current Report on Form 8-K filed with the Securities Exchange Commission on December 6, 2010.  A copy of the Exchange Agreement is attached hereto as Exhibit 2.1.

Item 2.01	Completion of Acquisition or Disposition of Assets.

OVERVIEW

As used in this report, unless otherwise indicated, the terms “we,” “Company” and “Feigeda” refer to Feigeda Electronic Technology, Inc., a Delaware corporation, formerly known as SRKP 20, Inc. (“SRKP 20”), and its wholly-owned subsidiary Immense Fortune Holdings Limited, a British Virgin Islands corporation (“Immense Fortune”), Legend Media Holdings HK Limited, a Hong Kong corporation and a wholly-owned subsidiary of Immense Fortune (“Legend”), and Feigeda Electronic (SZ) Co., Ltd., a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Legend (“Shenzhen Feigeda”).

“China” or “PRC” refers to the People’s Republic of China.  “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

HISTORY

SRKP 20 was incorporated in the State of Delaware on October 11, 2007 and was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On December 16, 2010, SRKP 20 (i) closed a share exchange transaction, described below, pursuant to which SRKP 20 became the 100% parent of Immense Fortune, (ii) assumed the operations of Immense Fortune and its subsidiaries, Legend and Shenzhen Feigeda and (iii) changed its name from “SRKP 20, Inc.” to “Feigeda Electronic Technology, Inc.”

Immense Fortune is a holding company incorporated on July 28, 2008 under the laws of the British Virgin Islands.  Legend is a holding company incorporated on June 16, 2008 under the laws of Hong Kong.  Shenzhen Feigeda was incorporated in the City of Shenzhen, Guangdong Province, PRC March 17, 2005.

Through Shenzhen Feigeda, we are engaged in the research, development, production and sale of monochrome and color small and medium sized liquid crystal display module (“LCM”) products which are sold across China.  Our products are used in a variety of consumer devices, including watches, cellular telephones, MP3 and MP4 players, clocks, digital electronics, industrial controls and instruments, and vehicle dashboard displays.  We produce standardized products, as well as customized products specifically designed to meet the needs of a specific customer.

CORPORATE STRUCTURE

The corporate structure of the Company is illustrated as follows:

Our principal executive offices and corporate offices are located at Building 66, Longwangmiao Industrial Park, Baishixia, Fuyong Street, Bao’an District, Shenzhen City, Guangdong Province, P. R. China 518102.

PRINCIPAL TERMS OF THE SHARE EXCHANGE

Effective as of April 21, 2010, SRKP 20 entered into a share exchange agreement with Immense Fortune, Legend, Shenzhen Feigeda, Finest Day Limited, the sole shareholder of Immense Fortune and Fangguan Electronic (CC) Co., Ltd., a company organized under the laws of the People’s. On December 6, 2010, SRKP 20, Immense Fortune, Legend, Shenzhen Feigeda and Finest Day Limited entered into an amended and restated share exchange agreement (the “Exchange Agreement”).  Pursuant to the Exchange Agreement, SRKP 20 agreed to issue an aggregate of 15,156,468 shares of its common stock in exchange for all of the issued and outstanding securities of Immense Fortune (the “Share Exchange”).  The Share Exchange closed on December 16, 2010.

Upon the closing of the Share Exchange, SRKP 20 issued an aggregate of 15,156,468 shares of its common stock to designees of Finest Day Limited in exchange for all of the issued and outstanding securities of Immense Fortune.  Pursuant to an amended and restated share and warrant cancellation agreement dated December 6, 2010 (the “Cancellation Agreement”), the stockholders of SRKP 20 canceled an aggregate of 4,267,674 shares held by them prior to the closing of the Share Exchange, such that there were 4,264,519 shares of common stock outstanding immediately prior to the Share Exchange.  SRKP 20 stockholders also canceled warrants to purchase an aggregate of 6,913,236 shares of common stock such that such stockholders held warrants to purchase an aggregate of 2,293,519 shares of common stock immediately prior to the Share Exchange.  Immediately after the closing of the Share Exchange, we had 19,420,987 shares of common stock, no shares of preferred stock, no options, and warrants to purchase 2,293,519 shares of common stock outstanding.  In addition we agreed to pay a $14,100 success fee to WestPark Capital, Inc. (“WestPark”) for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with principals of the shell corporation and negotiating the definitive purchase agreement for the shell corporation, conducting a financial analysis of Immense Fortune, conducting due diligence on Immense Fortune and its subsidiaries and managing the interrelationships of legal and accounting activities.

Pursuant to the terms of the Share Exchange and a Registration Rights Agreement entered into with each of the original SRKP 20 stockholders, we agreed to register all of the 4,264,519 shares of common stock and all of the 2,293,519 shares of common stock underlying the warrants held by the original SRKP 20 stockholders, all of which were outstanding immediately prior to the closing of the Share Exchange.  These shares will be included in a subsequent registration statement (the “Subsequent Registration Statement”) filed by us no later than the tenth (10th) day after the end of the six (6) month period that immediately follows the date on which we file a registration statement to register any shares of common stock sold in our next offering of common stock (the “Required Filing Date”).  We agreed to use reasonable efforts to cause the Subsequent Registration Statement to become effective within one hundred fifty (150) days after the Required Filing Date or the actual filing date, whichever is earlier, or one hundred eighty (180) days after the Required Filing Date or the actual filing date, whichever is earlier, if such Subsequent Registration Statement is subject to a full review by the SEC (the “Required Effectiveness Date”). If we fail to file the Subsequent Registration Statement by the Required Filing Date or if it does not become effective on or before the Required Effectiveness Date we are required to issue, as liquidated damages, to each of the original SRKP 20 stockholders shares (the “Penalty Shares”) equal to a total of 0.0333% of their respective shares for each calendar day that the Subsequent Registration Statement has not been filed or declared effective by the SEC (and until the Subsequent Registration Statement is filed with or declared effective by the SEC), as applicable.   However, no Penalty Shares shall be due to the original SRKP 20 stockholders if we are using our best efforts to cause the Subsequent Registration Statement to be filed and declared effective in a timely manner.

Immediately after the closing of the Share Exchange, on December 16, 2010, SRKP 20 changed its corporate name from “SRKP 20, Inc.” to “Feigeda Electronic Technology, Inc.” Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.   We intend to apply for the listing of our common stock on the Nasdaq Global Market or the NYSE Amex.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

The execution of the share exchange agreement effective as of April 21, 2010 and the amended and restated share exchange agreement were reported in Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2010 and December 6, 2010.  A copy of the amended and restated share exchange agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K.

THE PURCHASE RIGHT

We currently owe an aggregate of $1,785,494 to Wu Zuzi, our Chairman of the Board and Chief Executive Officer, and Bu Falin, one of our directors, from Mr. Wu’s and Mr. Bu’s sale of 100% of the ownership interest of Shenzhen Feigeda to Legend in March 2009.  After the Share Exchange, we intend to offer Wu Zuzi, our Chairman of the Board and Chief Executive Officer, and Bu Falin, one of our directors, a thirty (30) -day right to purchase up to $1,785,494 in shares of our common stock in our next offering of common stock at the per share price of the shares sold in such offering to extinguish this debt in full.

FEIGEDA ELECTRONIC TECHNOLOGY, INC.’S BUSINESS

We are engaged in the design, production, marketing and sale of various types of small to medium sized liquid crystal display modules (“LCM”).  We produce monochrome twisted nematic (“TN”), monochrome super-twisted nematic (“STN”), monochrome film compensated STN (“FSTN”), color super-twisted nematic (“CSTN”) and thin film transistor (“TFT”) LCMs.  Our products are incorporated into a wide variety of products, including MP3/MP4 players, cellular telephones, digital cameras, digital photo frames, portable navigation displays, industrial controls and instruments and vehicle dashboard displays. We produce standard LCM products, as well as customized products designed and produced for specific customers.  Our products are sold throughout China, Hong Kong and Macao.

Our Industry

Products

             LCMs are modules that incorporate liquid crystal display (“LCD”) screens into a complete assembly including integrated circuits (“ICs”), winding displacements, electronics and backlights.  Feigeda provides its customers with a full range of LCMs, ranging from TN Monochrome to TFT color modules.  LCMs can be manufactured in a variety of different ways, including Chip on Glass (“COG”) where ICs are mounted directly to the LCD panels without the need for wire bonding allowing for a thin and light LCD, and Tape Automated Bonding (“TAB”) that connects ICs with LCDs using a polyimide film.

LCDs consist of a layer of liquid crystal materials sandwiched between two glass plates.  The plates are typically paired with transparent electrodes that allow for the application of an electric field across small areas of the liquid crystal film.  Polarizing filters are placed on one or both sides of the glass to polarize the light entering and leaving the liquid crystals.  While normally the polarizers are perpendicular and no light is able to pass through the display, the liquid crystals modify the polarization of the light depending on the electric field being applied.  This will allow for certain spots where light will pass through the display and certain spots will not pass though the display, which parts of the screen remain dark.  The use of light and dark in the display is what the LCD uses to generate images in monochrome or color.  LCDs do not emit light.  LCDs can either use reflected ambient light from outside sources or can use light supplied from a lighting device (a backlight).  LCDs can contain thousands or millions of pixels in a single display, which allows for greater clarity and resolution than other display technologies, such as LEDs and cathode ray tubes.  By manipulating the light, LCDs display images using very little power.  This has made LCDs the preferred technology whenever lower power consumption and compact size are critical.

Twisted Nematic (“TN”), Super Twisted Nematic (“STN”), Film Compensated STN (“FSTN”), Color STN (“CSTN”) and thin film transistor (“TFT”) are terms used to describe five types of LCDs, each twisting the orientation of the light passing through the LCD structure differently to effect contrast and colorization.

Small to Medium Sized LCM Industry

LCMs are ideal for incorporation into applications where size and weight are important because they do not contain bulky picture tubes.  As a result, LCMs are being incorporated into a growing number of consumer devices that benefit from a screen that displays information and images.  This expansion of the small to medium sized LCM industry is being driven by an increase in the variety of devices incorporating LCMs and new technology in the LCM industry.  Consequently, the small to medium sized LCM industry is closely tied to the consumer electrics industry.  Technological advancements in the electronic industry have greatly expanded the types of consumer electric devices on the market and improved the functionality and reliability of such devices and contributed to the growing demand for such products.

China

China is one of the world’s largest consumer markets.  In 2009, China’s gross domestic product (“GDP”) increased 8.7% over 2008 according to the National Bureau of Statistics of China.  China’s GDP for 2008 increased 9% over 2007.  This rapid economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle-class consumer base.  As a result of the increased spending, China’s market for consumer electronics has been growing. Notwithstanding China’s economic growth, with a population of 1.3 billion people, China’s economic output and consumption rates are still small on a per capita basis compared to developed countries.  As China’s economy develops, we believe that disposable income and consumer spending levels will continue to become closer to that of developed countries like the United States.

China’s market share of manufacture of consumer electronic devices is expected to increase. China has a number of benefits in the manufacture of consumer electronics and their components, which are expected to drive this growth:

•	Low costs. China continues to have a relatively low cost of labor as well as easy access to raw materials and land.

•	Proximity to electronics supply chain. Electronics manufacturing in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.

•	Proximity to end-markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing.

Competitive Strengths

We believe the following strengths contribute to our competitive advantages:

Experienced management team.  Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs, technologies and our ability to capitalize on the opportunities resulting from these market changes. Our Chief Executive Officer, Mr. Wu, Zuxi, has over 15 years of experience in the consumer electronics industry, which has been a key factor in establishing long-lasting and valuable business relationships. Other members of our senior management team also have significant experience with respect to key aspects of our operations, including research and development, product design, manufacturing, and sales and marketing.

Design and manufacturing capabilities.  We employ a rigorous and systematic approach to product design and manufacturing. We employ a team of engineers and technicians with members educated by top colleges in China, with an average of 10 years of experience in the LCD and LCM industry.  Our research and development team develops and tracks new concepts and ideas from a variety of sources, including direct customer feedback, trade shows, famous domestic universities and research institutions and our suppliers. Our 60 modernized production lines include automated processing equipment and procedures that we can rapidly modify to accommodate new customer requests, designs and specifications. Our use of manual labor during the production process benefits from the availability of relatively low-cost, skilled labor in China. We have received several accreditations, including The International Organization for Standardization (ISO) 9001: 2000, RoHS certification and CE certification attesting to our quality management requirements, manufacturing safety, controls, procedures and environmental performance.

Customer first service approach.  We provide closed and one-stop services for customers. We offer flexible delivery methods and product feedback opportunities to our customers and the suitable solution will be discussed and provided. We constantly evaluate and identify our strongest customers in each distribution channel and focus our sales efforts towards the largest and fastest growing distributors and resellers. For OEM customers, first hand information will be provided during the production stage and quality assurance issue is closely watched to ensure the quality is guaranteed as promised to the customers. In addition, our sales representatives and marketing personnel undergo extensive training, providing them with the skills necessary to answer product and service-related questions, proactively educate potential customers about our products, and promptly resolve customer inquiries.

Strategy

Our goal is to become a leading producer of LCM products.   We intend to achieve this goal by implementing the following strategies:

Expand production capacity.  The increased consumer demand for cellular telephones, MP3 and MP4 players, electronic dictionaries and home appliances is increasing the demand for TN, STN, CSTN and TFT-LCMs.  Specifically, we intend to expand our production of TFT-LCM products, as demand for these products is increasing due to TFT’s superior color and viewing angle compared to TN, STN and CSTN-LCM products.  We intend to expand capacity of our current production lines and purchase LCM production lines in order to increase our production of LCMs and increase our share of the LCM market.

Establish partnership with existing clients.  To further diversify our product offerings, we intend to strengthen our relationship with our existing client relationships and explore opportunities for product expansion with such clients.  We intend to establish partnerships with existing clients whereby we develop and manufacture new products based on client needs.  Our close working relationships with our customers will allow us to better understand and anticipate the needs of our clients and shift production of products according to those needs. We expect that these partnerships will increase our sales revenue and product offerings.

Continue to produce affordable products.  We believe that price is a primary factor in electronic device manufacturers’ decisions to incorporate our LCM products into their electric devices.  We continue to explore ways to control the cost of product manufacturing in order to provide our products at low prices to our customers while continuing to offer high quality products.

Pursue acquisitions to broaden our product offerings and increase manufacturing capacity.  We intend to expand our line of LCM products to include products for personal digital assistants, game consoles and printers.  We will consider strategic acquisitions that will provide us with the ability to increase our production capacity and produce new LCM products.   In addition, we intend to acquire product lines that will enable us to produce important components of our LCM products in house, including LCDs (Liquid Crystal Display), indium tin oxide (“ITO”) glass and color filters, which we believe will provide us with a steady supply of such products and increase our profitability.  When evaluating potential acquisition targets, we will consider factors such as market position, growth potential and earnings prospects and strength and experience of management.

Our Products

We produce a wide variety of LCM products.  Specifically, we produce the following types of LCM products:

•
Monochrome LCMs:  We produce a total of 299 models of monochrome (black-and-white) LCMs, including twisted nematic (“TN”) LCMs, super-twisted nematic (“STN”) LCMs and film compensated super-twisted nematic (“FSTN”) LCMs.

o
TN LCMs:  These products come in a single coloration – black characters on a grey background.  These displays are the cheapest to manufacture and use the least amount of power of all LCMs.  These displays are primarily incorporated into cellular telephone, calculator, consumer appliance.

o
STN LCMs:  STN LCMs are cheaper to manufacture than other types of LCMs, require less power than TFT-LCMs and have very good visual quality.  Our STN LCMs are mainly incorporated into inexpensive MP3 players and cellular telephones.  STN technology comes in two colorations:  dark violet/black characters on a green background and dark blue/black characters on a silver background.

o
FSTN LCMs:  FSTN technology comes in a single coloration – black characters on a white/grey background.  It has a higher contrast and better viewing angle than TN or STN technology.  Our FSTN LCM products are primarily incorporated into mechanical equipment, vehicle dashboard displays.

•
Color super-twisted nematic (“CSTN”) LCMs:  We produce 86 models of CSTN-LCM products.  CSTN products offer an advantage over STNs because they display images in color, rather than in black and white.  CSTN technology is actually STN technology that uses a white backlight and color filters to produce the hues required for a color display.  They also require less power and are cheaper to produce than TFT-LCMs.  Our CSTN LCM products are incorporated into MP4 players, cellular telephones, digital cameras and digital picture frames.

•
Thin film transistor (“TFT”) LCMs:  We currently produce 274 models of TFT LCMs with screens ranging in size from 1.4 inches to 4.3 inches, which are mainly used in MP4 players, higher-end cellular telephones, digital cameras, and digital picture frames and navigation systems.  TFT LCMs have a higher quality resolution than STN and CSTN displays because they have a transistor for each pixel on the screen which allows the electrical current that illuminates the display to be turned on and off at a faster rate.

A breakdown of our sales and revenues by product and service type is as follows:

	Nine Months Ended September 30,				Year Ended December 31,
	2010		2009		2009		2008		2007
Product/Sevice Type	Units (#)	Sales ($)	Units (#)	Sales ($)	Units (#)	Sales ($)	Units (#)	Sales ($)	Units (#)	Sales ($)
	(in thousands)
TN, STN, FSTN LCMs	338	314	5,960	31,419	6,316	5,064	10,918	8,195	16,735	12,322
CSTN LCMs	12,438	33,504	-	-	6,801	36,681	5,211	22,121	1,866	10,498
TFT LCMs	6,009	19,250	5,371	4,657	972	5,112	1,040	4,885	210	1,576
Raw material sales and service charges	-	1,497	n/a	452	n/a	3,642	n/a	149	n/a	391
Total	18,785	54,565	11,331	36,528	14,089	50,499	17169	35,350	18,811	24,787

Major Customers

For the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, our top five customers accounted for 30.0%, 22.0%, 31.3%, respectively, of our total revenues.  None of our customers in the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, accounted for at least 10% of our revenues.

Supply of Raw Materials

Raw materials for our LCM products include liquid crystal displays (LCDs), integrated circuits (“IC”), indium tin oxide coated (“ITO”) glass, liquid crystals, CTSN products, TFT products, light emitting diodes (“LED”) lights, flexible print circuits (“FPC”) and auto bonding machines.  We purchase our raw materials and components based on forecasts from our customers, as well as our own assessments of our customers’ needs. We generally prepare forecasts one to four months in advance, depending on the raw materials and components, and update this forecast monthly.  In order to reduce our raw materials and component costs and our dependence on any one supplier, we generally purchase our raw materials and components from multiple sources. Special products and large orders are quoted for delivery after receipt of orders at specific lead times. We typically do not enter into contracts with our suppliers.  However, during periods of supply shortages, we typically enter into supply contracts with suppliers to ensure a stable supply of necessary raw materials and components.

We assess and test the quality of the raw materials to ensure the quality of our LCM products. We select reputable, high quality, and large companies as our suppliers, and establish favorable and stable relationship with them to ensure a fast, stable, high quality and large quantity supply of the raw materials.  We maintain minimum levels of finished goods based on market demand in addition to inventories of raw materials, work in process, and sub-assemblies and components. We reserve for inventory items determined to be either excess or obsolete.

Currently, our primary suppliers of raw materials are located in South Korea, Taiwan, United States, and China. We believe that the raw materials and components used in manufacturing our portable electronic devices are available from enough sources to be able to satisfy our manufacturing needs. Presently, our relationships with our current suppliers are generally good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.

At times, the pricing and availability of raw materials can be volatile, attributable to numerous factors beyond our control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s tight supply. To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

Manufacturing

The manufacture of our LCM products requires coordinated use of machinery and raw materials at various stages of manufacturing.  Our factory is located at Baishixia Longwangmiao Industrial Park in Shenzhen and has a total production area of 46,000 square meters.  Our facilities include 62 standardized production lines for LCMs and two closed dust-free, temperature and humidity controlled workshops. We manufacture both COG LCMs and TAB LCMs.  We produce approximately 40 million LCMs annually and our annual output capacity for our LCM production lines is 60 million LCMs.

We have significantly increased our production capacity over the past few years.  In 2007, 2008 and 2009, we had a total of 25, 29 and 60 production lines, respectively.  The increase of 35 production lines from 2007 to 2009 was due to the addition of new LCM production lines.  The increase in LCM production lines increased our annual manufacturing capacity from 20 million LCM units in 2007 to 60 million LCM units in 2009.  We plan to increase the number of LCM production lines at our factory to increase our manufacturing capacity to meet the increasing market demand for these products.  We have added 3 production lines in 2010 and currently plan to add 3 LCM production lines in 2011.

We use automated machinery to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor.  Our production lines include machines such as COG bonding machines, TAB heat pressing machines, Anisotropic Conductive Film (“ACF”) pre-pasting machines, UV solidifying machines, air pressure machines and mirroring machines.  We intend to further improve our automated production lines and strive to continue investing in our manufacturing infrastructure to further increase our manufacturing capacity, helping us to control the per unit cost of our products.

Quality Control

We consider quality control an important element of our business practices. We have stringent quality control systems that are implemented by various Company-trained staff members to ensure quality control over of each phase of the production process, from the purchase of raw materials through each step in the manufacturing process. Our quality control department executes the following functions:

•	setting internal controls and regulations for semi-finished and finished products;

•	testing samples of raw materials from suppliers;

•	implementing sampling systems and sample files;

•	maintaining quality of equipment and instruments; and

•	articulating the responsibilities of quality control staff.

We monitor quality and reliability in accordance with the requirements of ISO 9001 systems. We have received European Union’s CE attestation, Rohs Certification and ISO 9001:2000 certification. We have passed stringent quality reviews and our products meet digital electronic product standards in China, the United States and Europe. With our strong technological capabilities and use of automated equipment for core aspects of manufacturing process, we believe our product quality meets or even exceeds in certain key aspects international industry standards.

Sales and Marketing

We sell our panels to original equipment manufacturing service providers and brand companies.  These original equipment manufacturing service providers, most of whose production operations are located in Taiwan and the PRC, use our LCM products in the products they manufacture on a contract basis for brand companies.

We have a sales team of 31 persons in our sale office in China.  Our sales staff targets key customers by arranging in-person sales presentations and providing post-sale services. Our sales team works closely with our customers so that we can better address their needs and improve the quality and features of our products. We offer different price incentives to encourage large-volume and long-term customers.  Sales to our customers are based primarily on purchase orders we receive from time to time rather than firm, long-term purchase commitments from our customers. Uncertain economic conditions and our general lack of long-term purchase commitments with our customers make it difficult for us to predict revenue accurately over the longer term. Even in those cases where customers are contractually obligated to purchase products from us, we may elect not to enforce our contractual rights immediately because of the long-term nature of our customer relationships and for other business reasons, and instead may negotiate accommodations with customers regarding particular situations.

We price our products in accordance with prevailing market conditions, giving consideration to the complexity of the product, the order size, the strength and history of our relationship with the customer and our capacity utilization. Purchase prices and payment terms for sales to related parties are not significantly different from those for other customers. Our credit policy for sales to related parties and other customers typically requires payment within 30 to 60 days. The average number of collection days extended for sales to our customers for the years ended December 31, 2007, 2008 and 2009, was 36 days, 38 days, 41 days, respectively. We have experienced a significant decrease in the number of collection days extended for sales to our customers primarily due to our enhanced collection procedures and a strengthening of our receivables management system which allowed for lower fluctuations in receivables as compared to sales.  In general, we extend longer credit terms to our large customers compared to customers of our other products and our smaller customers.  We believe the terms for those customers and products are comparable to the terms offered by our industry peer competitors.  We have not experienced any material problems relating to customer payments.

We engage in marketing activities such as attending industry-specific conferences and exhibitions to promote our products and brand name.  We also advertise in industry journals, magazines and newspapers and through our website to market our products. We believe these activities help in promote our products and brand name among key industry participants

Warranties and Return Policy

We do not have a warranty or return policy in place.  When a customer finds a defect in our products, we will replace the defective products.  Historically, replacements and repairs of defective parts have been insignificant.

Backlog

Our backlog of unfilled orders was $1,790,463 as of September 30, 2010, as compared to $613,738 as of December 31, 2009 and $1,140,439 at December 31, 2008. We include all purchase orders scheduled for delivery over the next 12 months in backlog. As part of our commitment to customer service, our goal has been to ship products to meet the customers' requested shipment dates. Our backlog is occasionally subject to cancellation or rescheduling by the customer on short notice with little or no penalty. Because of the uncertainty of order cancellations or rescheduling, we do not believe our backlog as of any particular date is indicative of actual sales for any future period and, therefore, should not be used as a measure of future revenue.

Research and Development

We focus our product design efforts on both improving our existing products and developing new products.  We conduct substantially all of our research and development with an in-house staff.  We have a dedicated research and development staff of 39 persons, including engineers and technicians with an average of 10 years in the LCD and LCM industries.  Our research and development team researches new material and techniques, tests product performance, inspects products and tests performance of machines used in the manufacturing process.  The duties of our research and development team are to improve research and development management and market analysis, in addition to establishing and regulating the large-scale production projects.

For the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007, we expended $0.9 million, $0.8 million, $0.4 million and $0.3 million, respectively, in research and development.

Intellectual Property

We rely on a combination of patent, trademark and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the consumer electronics industry.  While we do not currently have any patents, we have 10 patent applications pending in the PRC related to technology that we use in our business operations.  These patents applications include utility patents that relate to our products.

We also rely on unpatented technologies to protect the proprietary nature of our product and manufacturing processes. We require that our management team and key employees enter into confidentiality agreements that require the employees to assign the rights to any inventions developed by them during the course of their employment with us. All of the confidentiality agreements include non-competition and non-solicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

We do not have any registered trademarks or any pending trademark applications.

Our success will depend in part on our ability to obtain patents and preserve other intellectual property rights covering the design and operation of our products. We intend to continue to seek patents on our inventions when we deem it commercially appropriate. The process of seeking patent protection can be lengthy and expensive, and there can be no assurance that patents will be issued for currently pending or future applications or that our existing patents or any new patents issued will be of sufficient scope or strength or provide meaningful protection or any commercial advantage to us. We may be subject to, or may initiate, litigation or patent office interference proceedings, which may require significant financial and management resources. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of any such intellectual property claims could have a material adverse effect on our operations.

Competition

The LCM industry in China is very competitive and highly fragmented.  Many of our competitors have significantly more financial, marketing and other resources than we have.  We compete with other LCM manufacturers based on the following:

•	price;

•	product features and reliability;

•	customer service, including product design support;

•	ability to keep production costs low by maintaining high yield and operating at full capacity;

•	ability to provide sufficient quantity of products to meet customer demand;

•	quality of the research and development team;

•	time-to-market;

•	superior logistics; and

•	access to capital.

Our major competitors in the TN, STN and CSTN LCM market and the TFT LCM market are Truly Semiconductors Limited, Tianma Microelectronics Co., Ltd., BYD Company Ltd., and GoWorld Electronics.

Insurance

We maintain limited property insurance. We do not maintain any other types of insurance. We believe our insurance coverage is customary and standard for similarly sized companies in our industry. However, we cannot assure you that our existing insurance policies are sufficient to insulate us from all losses and liabilities that we may incur.

Employees

As of September 30, 2010, we had approximately 974 employees, all of whom are full-time employees.  All of our employees are based inside China.  We have not experienced any work stoppages and we consider our relations with our employees to be good.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, job injuries insurance, and maternity insurance, in accordance with relevant regulations.  Total contributions to the funds were approximately $15,600 and $10,500 in the nine months ended September 30, 2010 and 2009, respectively, and $10,700, $15,600 $10,500 for the years ended December 31, 2009, 2008 and 2007, respectively.  We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations.

Under PRC laws, we are required to make contributions to a housing assistance fund for our employees based in China.  However, we have not paid any amounts into the housing assistance fund for any of our employees.  We provide housing facilities for our employees. At present, approximately 63.7% of our employees live in company-provided housing facilities.  Under PRC laws, are required to make contributions to a housing assistance fund for employees based in China.  Any increase in contributions to the housing assistance fund will increase the costs and expenses of conducting our business operations and could have negative effect on our results of operations.

PRC Government Regulations

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work.  Shenzhen Feigeda’s business license covers its present business to produce and market LCM modules, develop technology related to electronic products, and wholesale, import and export, and provide related services for LCM modules and electronic products.  Companies that operate outside the scope of their licenses can be subjected to fines, disgorgement of income and ordered to cease operations.  Prior to expanding our business beyond that of our business licenses, we may be required to apply and receive approval from the relevant PRC government authorities.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, and social insurance, housing funds and other welfare.  These include both national and local labor laws and regulations, which may require substantial resources for compliance.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively.  The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work.  The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.  The National Labor Contract Law has enhanced rights for the nation’s workers, including permitting open-ended labor contracts and severance payments.  The legislation requires employers to provide written contracts to their workers, restricts the use of temporary labor and makes it harder for employers to lay off employees.  It also requires that employees with fixed-term contracts be entitled to an indefinite-term contract after a fixed-term contract is renewed once or the employee has worked for the employer for a consecutive ten-year period.

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.  We currently hold an environmental permit from the Shenzhen Bao’an Environmental Protection Bureau issued on September 27, 2009, which allows us to conduct our production at our current registered address.

We constructed our manufacturing facilities with the PRC’s environmental laws and requirements in mind. We currently outsource the disposal of solid waste to a third party-contractor. We currently hold an environmental permit from the Shenzhen Bao’an Environmental Protection Bureau issued on September 27, 2009.  If we fail to comply with the provisions of the permits and environmental laws, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations. We have not been named as a defendant in any legal proceedings alleging violation of environmental laws. Other than the expiration of our environmental approval, we have no reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations due to any non-compliance with environmental laws.

Patent Protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

•	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

•	Paris Convention for the Protection of Industrial Property (March 19, 1985);

•	Patent Cooperation Treaty (January 1, 1994); and

•	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (December 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2008 and 2010, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law of the PRC covers three kinds of patents, i.e., patents for inventions, utility models and designs respectively. The Chinese patent system adopts the principle of first to file. This means that, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee.  A compulsory license for the patents for inventions or utility models can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes his patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures are also available both before and during the litigation. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount several times the license fee under a contractual license. The infringing party may be also fined by the Administration of Patent Management in an amount of up to four times the unlawful income earned by such infringing party.

Regulations on Trademarks

Both the PRC Trademark Law, adopted in 1982 and revised in 1993 and 2001, and the Implementation Regulation of the PRC Trademark Law, adopted in 2002, provide protection to the holders of registered trademarks. The State Trademark Bureau, under the authority of the SAIC, handles trademark registrations and grants rights of a term of 10 years in connection with registered trademarks. License agreements with respect to registered trademark must be filed with the State Trademark Bureau.

Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or a full refund of the VAT that it has already paid or borne.

Foreign currency exchange

Under the PRC foreign currency exchange regulations applicable to us, Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions.  Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE.  Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE.  Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce (“MOFCOM”), the SAFE and the State Reform and Development Commission.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Dividend distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital.  These reserves are not distributable as cash dividends.  The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Properties

Our principal executive offices are located at Building 66, Longwangmiao Industrial Park, Baishixia, Fuyong Street, Bao’an District, Shenzhen City, Guangdong Province, People’s Republic of China, 518102 (“Building 66”).  We lease approximately 7,800 square meters of factory space at this location on Floors 1 through 6 and approximately 8,180 square meters of housing facilities for employees at Building 65 in the same industrial park, pursuant to a 5-year lease that expires on April 30, 2014.  For the first two years of the lease, rental expenses under this lease total RMB 162,520 (US$23,800) per month.  For the last three years of the lease, rental expenses under the lease will total RMB 178,500 ($26,100) per month.  We also pay a plan management fee of RMB 1,500 ($219) per month pursuant to the lease.  We have filed and registered this lease with the Shenzhen Bao’an District Office of Housing Lease Management, the relevant government authority in the PRC.  The Company subleases a portion of the factory space and dormitory space to two sublessees pursuant to two subleases.

Legal Proceedings

We are not involved in any material legal proceedings outside of the ordinary course of our business.

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting us.  This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Current Report on Form 8-K.

Adverse trends in the electronics industry, such as an overall decline in price or a shift away from products that incorporate the Company’s products may cause a decline in our sales and profitability.

Our business depends on the strength of the electronics industry, which is subject to rapid technological change, short product life cycles and profit margin pressures. Companies within the consumer electronics industry are continuously developing new products with heightened performance and functionality. This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete. A typical product’s life cycle is extremely short, generating lower average selling prices as the cycle matures.  If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than we anticipated.  Electronic device manufacturers expect suppliers, such as our company, to cut their costs and lower the price of their products to lessen the negative impact on the electronic device manufacturer’s own profit margins. As a result, we have previously reduced the price of some of our portable electronic products and expect to continue to face market-driven downward pricing pressures in the future. Our results of operations will suffer if we are unable to offset any declines in the average selling prices of our products by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing our production costs.

Additionally, the electronics industry historically has been cyclical and subject to significant downturns characterized by diminished product demand, accelerated erosion of average selling prices and production over-capacity. It is also characterized by sudden upswings in the cycle, which can lead to shortages of key components needed for our business, for which there is not always an alternative source. Economic conditions affecting the electronics industry in general or our major customers may adversely affect our operating results if our customers decide to purchase fewer products from us or decrease the prices at which they are willing to purchase our products.  If our customers’ products fail to gain widespread commercial acceptance, become obsolete or otherwise suffer from low sales volume, our revenues and profitability may stagnate or decline.

We depend on the market acceptance of our customers’ products, and significant slowdown in demand for those products would reduce our revenues and profits.

Currently, we do not sell our products to end-users. We sell our products to OEMs and branded manufacturers that incorporate our LCM products into their products.  As a result, our success depends almost entirely upon the widespread market acceptance of our customers’ products. Any significant slowdown in the demand for our customers’ products would in turn reduce demand for our products and likely reduce our revenues and profits. Therefore, we must identify industries that have significant growth potential and establish strong, long-term relationships with manufacturers in those industries. Our failure to identify potential growth opportunities or establish these relationships would limit our revenue growth and profitability.

Because we do not have long-term purchase orders or commitments with our customers, our customers can terminate their relationship with us at any time, which could cause a material adverse effect on our results of operations.

All of our significant customers issue purchase orders solely in their own discretion, often only one to two weeks before the requested date of shipment. Our customers are generally able to cancel orders or delay the delivery of products on relatively short notice, which could result in excess and obsolete inventory. In addition, our customers may decide not to purchase products from us for any reason. Accordingly, we cannot assure you that any of our current customers will continue to purchase our products in the future. As a result, our sales volume and profitability could decline rapidly with little or no warning whatsoever.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. The limited certainty of product orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Furthermore, because we depend on a small number of customers for the vast majority of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated with a small number of customers. As a result of our lack of long-term purchase orders and purchase commitments we may experience a rapid decline in our sales and profitability.

Substantial defaults by our customers on accounts receivable or the loss of significant customers could have a material adverse effect on our business.

We extend credit to our customers based on assessments of their financial circumstances, generally without requiring collateral.  Our accounts receivable has been an increasingly significant portion of our current assets, representing $10.4 million, $5.5 million and $4.1 million, or 50.8%, 38.1% and 44.8% of current assets, as of September 30, 2010, December 31, 2009 and December 31, 2008, respectively.  As of September 30, 2010, we had 5 customers who each accounted for over 5% of our accounts receivable, however, no customer accounted more than 10% of our accounts receivable as of that date. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We depend on a limited number of suppliers for components for our LCM products. The inability to secure components for our products could reduce our revenues and adversely affect our relationship with our customers.

We use a broad range of materials and suppliers in our LCM products, including LCDs, integrated circuits, ITO glass and LEDs.  We rely on a limited number of suppliers for certain component parts and raw materials. For the nine months ended September 30, 2010 and the year ended December 31, 2009, we had 8 and 4 suppliers, respectively, that accounted for at least 5% of  our purchases.    Although there are many suppliers for each of our component parts and raw materials, we are dependent on a limited number of suppliers for many of the significant components and raw materials. This reliance involves a number of significant potential risks, including:

•	lack of availability of materials and interruptions in delivery of components and raw materials from our suppliers;

•	manufacturing delays caused by such lack of availability or interruptions in delivery;

•	fluctuations in the quality and the price of components and raw materials; and

•	risks related to foreign operations.

We generally do not have any long-term or exclusive purchase commitments with any of our suppliers.  Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain our components and raw materials used in our products in a timely manner. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase our operating costs and materially adversely affect our profit margins.  If we are unable to obtain ample supply of products from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers’ orders which could materially and adversely affect our revenues and our relationship with our customers.

Our operations would be materially adversely affected if third-party carriers were unable to transport our products on a timely basis.

All of our products are shipped through third party carriers. If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers. If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

We may develop new products that may not gain market acceptance, and our significant costs in designing and manufacturing services for new product solutions may not result in sufficient revenue to offset those costs or to produce profits.

We operate in an industry characterized by frequent and rapid technological advances, the introduction of new products and new design and manufacturing technologies. As a result, we may be required to expend funds and commit resources to research and development activities, possibly requiring additional engineering and other technical personnel; purchasing new design, production, and test equipment; and continually enhancing design and manufacturing processes and techniques. We may invest in equipment employing new production techniques for existing products and new equipment in support of new technologies that fail to generate adequate returns on the investment due to insufficient productivity, functionality or market acceptance of the products for which the equipment may be used. We could, therefore, incur significant sums in design and manufacturing services for new product solutions that do not result in sufficient revenue to make those investments profitable. Furthermore, customers may change or delay product introductions or terminate existing products without notice for any number of reasons unrelated to us, including lack of market acceptance for a product. Our future operating results will depend significantly on our ability to provide timely design and manufacturing services for new products that compete favorably with design and manufacturing capabilities and third party suppliers.

Our products may contain errors or defects, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased service costs, warranty claims and litigation.

Our products are complex and must meet stringent user requirements. In addition, we must develop our products to keep pace with the rapidly changing portable electronic device market. Sophisticated electronic products like ours are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. Our products may not be free from errors or defects after shipments have begun, which could result in returns, claims, delayed shipments, rejection of our products and jeopardize our relationship with our customers. End users may also reject or find issues with our products and have a right to return them even if the products are free from errors or defects. In either case, returns or quality issues could result in damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs, and litigation which could harm our business, results of operations and financial condition.

We could be liable for damages for defects in our products pursuant to the Tort Liability Law and Product Liability Law of the PRC.

The Tort Liability Law of the People’s Republic of China, which was passed during the 12th Session of the Standing Committee of the 11th National People’s Congress on December 26, 2009 and became effective on July 1, 2010, states that manufacturers are liable for damages caused by defects in their products and sellers are liable for damages attributable to their fault. If the defects are caused by the fault of third parties such as the transporter or storekeeper, manufacturers and sellers are entitled to claim for compensation from these third parties after paying the compensation amount.

We rely heavily on the founder of Shenzhen Feigeda and our current Chief Executive Officer, Wu Zuxi. The loss of his services could adversely affect our ability to source products from our key suppliers and our ability to sell our products to our customers.

Our success depends, to a significant extent, upon the continued services of Wu Zuxi, who is one of the co-founders of Shenzhen Feigeda and our current Chairman of the Board and Chief Executive Officer. Mr. Wu has, among other things, developed key personal relationships with our suppliers and customers. We greatly rely on these relationships in the conduct of our operations and the execution of our business strategies.  The loss of Mr. Wu could, therefore, result in the loss of favorable relationships with one or more of our suppliers and/or customers. We do not maintain "key person" life insurance covering Mr. Wu or any other executive officer. The loss of Mr. Wu could significantly delay or prevent the achievement of our business objectives and adversely affect our business, financial condition and results of operations.

We are subject to intense competition in the industry in which we operate, which could cause material reductions in the selling price of our products or losses of our market share.

The consumer electronics industry is highly competitive, especially with respect to pricing and the introduction of new products and features. The main elements of competition in the small-to-medium sized LCM industry include price, product performance features and reliability, customer service and design support, ability to reduce production costs,  market and compete primarily on the basis of reliability, brand recognition, quality, price, design, consumer acceptance of our trademark, and quality service and support to retailers and our customers.

In recent years, we and many of our competitors, have regularly lowered prices, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions from our supplier or changes in product mix, our revenues and profits could be substantially reduced. As compared to us, many of our competitors have:

•	significantly longer operating histories;

•	significantly greater managerial, financial, marketing, technical and other competitive resources; and

•	greater brand recognition.

As a result, our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;

•	devote greater resources to the promotion and sale of their products and services; and

•	respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition. In addition, competition could increase if:

•	new companies enter the market;

•	existing competitors expand their product mix; or

•	we expand into new markets.

An increase in competition could result in material price reductions or loss of our market share.

Our customers may decide to design and/or manufacture the products that they currently purchase from us, which may reduce our revenues and profits, as we may not be able to compete successfully with these in-house developments.

Our competitive position could also be adversely affected if one or more of our customers decide to design and/or manufacture their own LCM displays. We may not be able to compete successfully with these in-house developments by our customers, which would tend to favor their in-house supply over our products, even in cases where price and quality may not be comparable.  If we cannot compete successfully with these in-house developments or if we cannot find new customers to replace lost orders from such customers, our revenues and results of operations would be negatively affected.

We do not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy.  As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection.  We do not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage.  As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business.  There can be no guarantee that we will be able to obtain insurance coverage in the future, and even if we are able to obtain coverage, we may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we do not carry products liability insurance, a failure of any of the products marketed by us may subject us to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of our products.  We cannot assure that we will have enough funds to defend or pay for liabilities arising out of a products liability claim.  To the extent we incur any product liability or other litigation losses, our expenses could materially increase substantially.  There can be no assurance that we will have sufficient funds to pay for such expenses, which could end our operations and you would lose your entire investment.

We are dependent on a technically trained workforce and an inability to retain or effectively recruit such employees could have a material adverse effect on our business, financial condition and results of operations.

Our ability to compete effectively depends largely on our ability to attract and retain certain key personnel, including scientific, technical and management professionals. We anticipate that we will need to hire additional skilled personnel in all areas of our business. Industry demand for such employees, however, exceeds the number of personnel available, and the competition for attracting and retaining these employees is intense. Because of this intense competition for skilled employees, we may be unable to retain our existing personnel or attract additional qualified employees to keep up with future business needs. If this should happen, our business, operating results and financial condition could be adversely affected.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor due to recent changes in Chinese labor laws which are likely to increase costs further and impose restrictions on our relationship with our employees. In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law and more strictly enforced existing labor laws. The new law, which became effective on January 1, 2008, amended and formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. As a result of the new law, we have had to increase the salaries of our employees, provide additional benefits to our employees, and revise certain other of our labor practices. The increase in labor costs has increased our operating costs, which increase we have not always been able to pass through to our customers. In addition, under the new law, employees who either have worked for us for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches our rules and regulations or is in serious dereliction of his or her duties. Such non-cancelable employment contracts will substantially increase our employment related risks and limit our ability to downsize our workforce in the event of an economic downturn. No assurance can be given that we will not in the future be subject to labor strikes or that we will not have to make other payments to resolve future labor issues caused by the new laws. Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

We may not make enough contributions for our employees in relation to the social insurance and housing assistance fund, which may result in fines and legal sanctions.

Our PRC subsidiary, Shenzhen Feigeda is subject to various social insurance and housing fund laws and regulations in the PRC. Pursuant to these laws and regulations, Shenzhen Feigeda must obtain and renew a social insurance registration certificate and housing fund certificate and make sufficient contributions to the local social insurance and housing fund authorities for our PRC employees. Failure to comply with such laws and regulations would subject Shenzhen Feigeda to various fines and legal sanctions and supplemental contributions to the local social insurance and housing fund authorities. Feigeda has not obtained the required housing fund certificate and has failed to make sufficient contributions both to the local social insurance and housing fund authorities for our PRC employees. The local competent authority may require Shenzhen Feigeda to make up the supplemental social insurance contributions within a specified time period, if Shenzhen Feigeda fails to make sufficient contributions.  In addition to making up the supplemental social insurance contributions, Shenzhen Feigeda will be required to pay overdue fees equal to 0.2% of the outstanding social insurance contributions per day from the date of the nonpayment of the social insurance contributions. The housing funds administrative authority may impose Shenzhen Feigeda a fine of not less than RMB10, 000 and not more than RMB50,000 for its failure to open housing provident funds accounts.  Further, the local housing funds administrative authority may require Shenzhen Feigeda to make up the supplemental housing fund contributions to a designated account within a specified time period.  If Shenzhen Feigeda fails to do so within the specified time period, the local housing authority may seek judicial enforcement against Shenzhen Feigeda to make such payment.  As a result, it may adversely affect our business and results of operations.

We may incur design and development expenses and purchase inventory in anticipation of orders which are not placed.

In order to transact business, we assess the integrity and creditworthiness of our customers and suppliers and we may, based on this assessment, incur design and development costs that we expect to recoup over a number of orders produced for the customer.  Such assessments are not always accurate and expose us to potential costs, including the write off of costs incurred and inventory obsolescence if the orders anticipated do not materialize. We may also occasionally place orders with suppliers based on a customer’s forecast or in anticipation of an order that is not realized. Additionally, from time to time, we may purchase quantities of supplies and materials greater than required by customer orders to secure more favorable pricing, delivery or credit terms. These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

Our business may be adversely affected by the global economic downturn, in addition to the continuing uncertainties in the financial markets.

The global economy is currently in a pronounced economic downturn. Global financial markets are continuing to experience disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. Given these uncertainties, there is no assurance that there will not be further deterioration in the global economy, the global financial markets and consumer confidence. Any economic downturn generally or any decrease in consumer spending in the PRC could decrease demand for consumer products in incorporating our LCM products and would have a material adverse effect on our business, cash flows, financial condition and results of operations.

Although we believe we have adequate liquidity and capital resources to fund our operations internally, in light of current market conditions, our inability to access the capital markets on favorable terms, or at all, may adversely affect our financial performance. The inability to obtain adequate financing from debt or capital sources could force us to self-fund strategic initiatives or even forego certain opportunities, which in turn could potentially harm our performance.

Our business could be materially adversely affected if we infringe on the intellectual property rights of others.

We may receive notice of claims of infringement of other parties’ proprietary rights. Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims. The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. Such relief could effectively block our ability to make, use, sell, distribute or market our products and services in such jurisdiction. We may also be required to seek licenses to such intellectual property. We cannot predict, however, whether such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to us. The failure to obtain the necessary licenses or other rights could delay or preclude the sale, manufacture or distribution of our products and could result in increased costs to us.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio. We must continually introduce new products and technologies, enhance existing products in order to remain competitive, and effectively stimulate customer demand for new products and upgraded versions of our existing products.

This expansion of our products places a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by our growth include the following:

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New Product Launch: With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;

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Forecasting, Planning and Supply Chain Logistics: With the growth of our product portfolio, we also experience increased complexity in forecasting customer demand and in planning for production, and transportation and logistics management. If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

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Support Processes:  To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity. If we are unable to scale and improve these areas, the consequences could include: delays in shipment of product, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory. These difficulties could harm or limit our ability to expand.

Our quarterly results may fluctuate because of many factors and, as a result, investors should not rely on quarterly operating results as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the value of our securities. Quarterly operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in quarterly operating results could cause the value of our securities to decline. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance. As a result of the factors listed below, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors. This could cause the market price of our securities to decline.

Factors that may affect our quarterly results include:

•	vulnerability of our business to a general economic downturn in China and globally;

•	fluctuation and unpredictability of costs related to raw materials used to manufacture our products;

•	changes in the laws of the PRC that affect our operations;

•	competition;

•	compensation related expenses;

•	application of accounting standards;

•	our ability to obtain and maintain all necessary government certifications and/or licenses to conduct our business; and

•	development of a public trading market for our securities.

We may need additional capital to implement our current business strategy, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.

We currently depend on net revenues to meet our short-term cash requirements.  In order to grow revenues and sustain profitability, we will need additional capital.  Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment.  These factors may make the timing, amount, terms and conditions of additional financing unattractive to us.  We cannot assure you that we will be able to obtain any additional financing.  If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

We may pursue future growth through strategic acquisitions and alliances which may not yield anticipated benefits and may adversely affect our operating results, financial condition and existing business.

We may seek to grow in the future through strategic acquisitions in order to complement and expand our business. The success of our acquisition strategy will depend on, among other things:

•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions;

•	the ability to establish new informational, operational and financial systems to meet the needs of our business;

•	the ability to achieve anticipated synergies, including with respect to complementary products or services; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

If we are not successful in integrating acquired businesses and completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

We face risks related to natural disasters, terrorist attacks or other unpredictable events in China which could have a material adverse effect on our business and results of operations.

Our business could be materially and adversely affected by natural disasters, terrorist attacks or other events in China where all of our operations are located.  For example, in early 2008, parts of China suffered a wave of strong snow storms that severely impacted public transportation systems. In May 2008, Sichuan Province in China suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties.  The May 2008 Sichuan earthquake has had a material adverse effect on the general economic conditions in the areas affected by the earthquake.  The occurrence of any future disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events, or our information system or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and we may have to stop or delay operations.  We may incur expenses relating to such damages, which could have a material adverse effect on our business and results of operations.

We may adopt an equity incentive plan under which we may grant securities to compensate employees and other services providers, which would result in increased share-based compensation expenses and, therefore, reduce net income.

We may adopt an equity incentive plan under which we may grant shares or options to qualified employees. Under current accounting rules, we would be required to recognize share-based compensation as compensation expense in our statement of operations, based on the fair value of equity awards on the date of the grant, and recognize the compensation expense over the period in which the recipient is required to provide service in exchange for the equity award. We have not made any such grants in the past, and accordingly our results of operations have not contained any share-based compensation charges. The additional expenses associated with share-based compensation may reduce the attractiveness of issuing stock options under an equity incentive plan that we may adopt in the future. If we grant equity compensation to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income. However, if we do not grant equity compensation, we may not be able to attract and retain key personnel or be forced to expend cash or other compensation instead. Furthermore, the issuance of equity awards would dilute the stockholders’ ownership interests in our company.

RISKS RELATED TO US DOING BUSINESS IN CHINA

As substantially all of our assets are located in the PRC and all of our revenues are derived from our operations in China, changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Decided legal cases do not have so much value as precedent in China as those in the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the consumer electronics business and electric product safety, national security-related laws and regulations and export/import laws and regulations, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our PRC subsidiary, Shenzhen Feigeda, is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

All of our current operations are conducted in China. Moreover, all of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of the business license for Shenzhen Feigeda in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating entity, Shenzhen Feigeda, can only conduct business within its approved business scope, which ultimately appears on its business license.  Shenzhen Feigeda’s business license covers its present business to produce and market LCM modules, develop technology related to electronic products, and wholesale, import and export, and provide related services for LCM modules and electronic products.  Companies that operate outside the scope of their licenses can be subjected to fines, disgorgement of income and ordered to cease operations.  Prior to expanding our business beyond that of our business licenses, we are required to apply and receive approval from the relevant PRC government authorities.  In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business.  We cannot assure investors that we will be able to obtain the necessary government approval for any change or expansion of Shenzhen Feigeda’s business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations, and we may become subject to forthcoming environmental regulations enacted in response to climate change. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations that require us to obtain environmental permits for our electronics manufacturing operations. We cannot assure you that at all times we will be in compliance with environmental laws and regulations or our environmental permits or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

In addition, future environmental regulations that are enacted in response to global and regional climate change could place additional burdens on our manufacturing operations.   Public attention has focused on the environmental impact of electronics manufacturing and the risk to neighbors of chemical releases from such operations and to the materials contained in electronic products. Complying with existing and possible future environmental laws and regulations, including laws and regulations relating to climate change, may impose upon us the need for additional capital equipment or other process requirements, restrict our ability to expand our operations, disrupt our operations, increase costs, subject us to liability or cause us to curtail our operations.

Contract drafting, interpretation and enforcement in China involve significant uncertainty.

We have entered into numerous contracts governed by PRC law, many of which are material to our business. As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations. As a result, contracts in China are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in China is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail.

A failure by our stockholders or beneficial owners who are PRC citizens or residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities or subject us to liability under PRC laws, which could adversely affect our business and financial condition.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies controlled by PRC residents in mergers and acquisitions in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE. In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Circular 75. However, there exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies.  If any PRC resident stockholder of a SPV fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity.  Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. On December 16, 2010, we closed the Share Exchange and several PRC citizens, including but not limited to the former shareholders of Shenzhen Feigeda, Wu Zuxi and Bu Falin, became our stockholders.  As a result of the closing of the Share Exchange, such PRC citizens, and any PRC citizens who become our stockholders in the future, are subject to the requirement of registration with SAFE under Circular 75. Because of uncertainty in how Circular 75 will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans. We attempt to comply, and attempt to ensure that our stockholders who are PRC citizens or residents comply, with Circular 75 requirements. We have requested Mr. Wu Zuxi and Mr. Bu Falin and other stockholders who are PRC residents to make the necessary applications, filings and amendments as required under Circular 75 and other related rules.  However, we cannot assure you that such PRC citizens or residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations.  Furthermore, we may not at all times be fully aware or informed of the identities of all of our beneficial owners who are PRC citizens or residents, and we may not always be able to compel beneficial owners of our securities to comply with Circular 75 requirements. As a result, some or all of our stockholders or beneficial owners who are PRC citizens or residents may not at all times comply with, or in the future make or obtain any applicable registrations or approvals required by, Circular 75 or other related regulations.  Failure by any PRC stockholder or beneficial owner  to register as required with the relevant branch of SAFE could subject such stockholders or beneficial owners to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Shenzhen Feigeda’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect on September 8, 2006 and was further amended on June 22, 2009. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the Revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.  The PRC regulatory authorities may take the view that the Share Exchange and/or our restructuring constitute a transaction which requires the prior approval of the CSRC. If the authorities take such a position, we would attempt to find a way to re-establish control of Shenzhen Feigeda’s business operations through a series of contractual arrangements rather than an outright purchase of Shenzhen Feigeda. However, we cannot assure you that any such contractual arrangements will be protected by PRC law or that the Company can receive as complete or effective economic benefit and overall control of Shenzhen Feigeda’s business than if the Company had indirect ownership of Shenzhen Feigeda. In addition, we cannot assure you that any such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of Shenzhen Feigeda, our business and financial performance will be materially adversely affected.

If the CSRC approval is not obtained, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from any financings into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt any proposed public offering before settlement and delivery of the common stock offered thereby. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

According to the Revised M&A Regulations, a “Related Party Acquisition” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). Under the Revised M&A Regulations, any Related Party Acquisition must be approved by MOFCOM and any indirect arrangement or series of arrangements which achieves the same end result for the purpose of avoidance of the approval of MOFCOM incurred by a Related Party Acquisition is a violation of the New M&A Regulations without the approval of MOFCOM is a violation of PRC law.

Our BVI subsidiary, Immense Fortune, and Immense Fortune’s Hong Kong subsidiary, Legend, were owned by non-PRC individuals. Legend obtained all the equity interests of Shenzhen Feigeda (the “Acquisition”) further to an Equity Transfer Agreement dated March 2, 2009 (the “Equity Transfer Agreement”) by and among Legend, Bu Falin and Wu Zuxi. With respect to the Restructuring, our PRC legal counsel, Han Kun Law Offices, believes that: (i) the Equity Transfer Agreement and the Acquisition have received all requisite approvals from the competent authorities, and all required registrations, certifications and approvals for the Equity Transfer Agreement and the Acquisition have been received by Shenzhen Feigeda, except that the approval for the extension of the payment of the equity purchase price is yet to be granted by competent PRC Government Agencies; (ii) all authorizations from any PRC governmental authority required under the PRC laws and regulations in connection with the Acquisition were obtained in writing and are in full force and effect, and no such authorization has been withdrawn or revoked.

On December 6, 2010, we entered into the Exchange Agreement, pursuant to which, several PRC citizens, including but not limited to the former shareholders of Shenzhen Feigeda, Wu Zuxi and Bu Falin, become our stockholders upon the close of the Share Exchange on December 16, 2010.

The PRC regulatory authorities may take the view that the Acquisition and the Share Exchange are part of an overall series of arrangements which constitute a Related Party Acquisition, because at the end of these transactions, PRC individuals become majority owners and effective controlling parties of a foreign entity that acquired ownership of Shenzhen Feigeda. The PRC regulatory authorities may also take the view that the approval of the Acquisition by competent government authorities in Shenzhen may not evidence that the Acquisition has been properly approved because the relevant parties did not fully disclose to the PRC government authorities the overall restructuring arrangements, the existence of the Share Exchange and its link with the Acquisition.  As a result, the PRC government authorities may require the MOFCOM’s approval for the Acquisition and impose material regulatory actions or other sanctions on the Company and Shenzhen Feigeda if the Company and Shenzhen Feigeda are unable to obtain the MOFCOM approval or a waiver of such approval, if and when procedures are established to obtain such a waiver.  In such case, the PRC government authorities could invalidate the Acquisition and our ownership of Shenzhen Feigeda, impose fines and sanctions on operations of Shenzhen Feigeda in China, delay or restrict the repatriation of the proceeds from any private or public offerings by the Company into China, and limit Shenzhen Feigeda’s ability to make distributions or pay dividends to the Company.

According to the Revised M&A Regulations and other PRC rules regarding foreign exchange, an offshore company’s shares can be used as consideration for the acquisition of a domestic PRC company’s equity by foreign investors only under very limited circumstances. Prior approval from the MOFCOM must be obtained before such a share exchange can be done. If relevant PRC government authorities deem a future acquisition of a domestic PRC company’s equity by us or our offshore subsidiary using our common stock or other types of our securities as consideration to be a transaction subject to the Revised M&A Regulations, complying with the requirements of this regulation to complete such transactions could be time-consuming and any required approval processes, including obtaining approval from the MOFCOM, may delay or inhibit our ability to complete such transactions. Any delay or inability to obtain applicable approvals to complete acquisitions could affect our ability to expand our business or maintain our market share.  However, the application of the Revised M&A Regulations remains unclear and it is uncertain whether a future acquisition of a domestic PRC company’s equity by our domestic PRC subsidiary using our common stock or other types of our securities as consideration will be subject to such regulations.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM, SAFE, CSRC and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance with such rules.

If the land use rights of our landlord are revoked, we would be forced to relocate operations.

Under Chinese law, land is owned by the state or rural collective economic organizations. The state issues to the land users the land use right certificate. Land use rights can be revoked and the land users could be forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. We do not have any land use rights but each of our facilities relies on land use rights of a landlord, and the loss of such rights would require us to identify and relocate our operations, which could have a material adverse effect on our financial conditions and results of operations.

We will not be able to complete an acquisition of prospective acquisition targets in the PRC unless their financial statements can be reconciled to U.S. generally accepted accounting principles in a timely manner.

Companies based in the PRC may not have properly kept financial books and records that may be reconciled with U.S. generally accepted accounting principles. If we attempt to acquire a significant PRC target company and/or its assets, we would be required to obtain or prepare financial statements of the target that are prepared in accordance with and reconciled to U.S. generally accepted accounting principles. Federal securities laws require that a business combination meeting certain financial significance tests require the public acquirer to prepare and file historical and/or pro forma financial statement disclosure with the SEC. These financial statements must be prepared in accordance with, or be reconciled to U.S. generally accepted accounting principles and the historical financial statements must be audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB. If a proposed acquisition target does not have financial statements that have been prepared in accordance with, or that can be reconciled to, U.S. generally accepted accounting principles and audited in accordance with the standards of the PCAOB, we will not be able to acquire that proposed acquisition target. These financial statement requirements may limit the pool of potential acquisition targets with which we may acquire and hinder our ability to expand our retail operations. Furthermore, if we consummate an acquisition and are unable to timely file audited financial statements and/or pro forma financial information required by the Exchange Act, such as Item 9.01 of Form 8-K, we will be ineligible to use the SEC’s short-form registration statement on Form S-3 to raise capital, if we are otherwise eligible to use a Form S-3. If we are ineligible to use a Form S-3, the process of raising capital may be more expensive and time consuming and the terms of any offering transaction may not be as favorable as they would have been if we were eligible to use Form S-3.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises' Share Transfer Income (“Circular 698”) that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation (SAT) released a circular (Guoshuihan No. 698 – Circular 698) on December 10, 2009 that addresses the transfer of shares of Chinese resident companies by nonresident companies.  Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China.  While Circular 698 does not apply to shareholders who are individuals, Finest Day Limited, the sole shareholders of Immense Fortune, was a BVI company.  The PRC authority has the discretion to determine whether this enterprise shareholder is treated as a resident enterprise. If such shareholder is recognized as a non-resident enterprise, Circular 698 may have been applicable to the Share Exchange due to the transfer of shares of Immense Fortune, which directly holds the equity interests of Shenzhen Feigeda, to the Company by such enterprise shareholder.  Circular 698 provides that where a non-resident enterprise investor indirectly transfers the equity of a PRC resident enterprise, if the overseas intermediary holding company being transferred by the non-resident enterprise is established in a country/region where the effective tax rate is less than 12.5% or which does not tax the overseas income of its residents, the non-resident enterprise must submit the required documents to the PRC tax authority in charge of the PRC resident enterprise within 30 days after the equity transfer agreement is concluded.   However, there is uncertainty as to the application of Circular 698.  For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. We have not provided any information to the relevant PRC tax authorities regarding the share exchange transaction.

We have sought the advice, but not an opinion, of PRC legal counsel regarding the application of and the risks associated with Circular 698.  Circular 698, which provides parties with a short period of time to comply its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company.  It further provides that where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes. However, there are no formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our company complies with the Circular 698.

If the PRC tax authorities determines that Circular 698 applies to the Share Exchange and we need to make up underpaid taxes, the underpaid taxes will equal the equity transfer gains multiplied by the applicable income tax rate determined by the PRC tax authorities, and pursuant to Circular 698, equity transfer gains will equal the balance of the equity transfer price after deducting the cost of equity investment.  However, because the transfer of the equity of Immense Fortune by its original shareholder involved a share exchange transaction with the Company, a "blank check" shell company at that time, it is difficult to determine the fair market value of the shares of the Company, and thus the equity transfer gains received by the original company shareholders. Circular 698 has not provided any guidance under such circumstances.  The short history of and lack of clear guidance on the application of Circular 698 make it hard to quantify the tax consequences in advance.

Due to the short history of the New EIT law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of our holding companies, Feigeda Electronic Technology, Inc., a Delaware corporation, and Immense Fortune, a company organized under the laws of the British Virgin Islands.   If Feigeda Electronic Technology, Inc. or Immense Fortune is determined to be a PRC resident enterprise by PRC tax authorities, Circular 698 will not be applicable to any direct or indirect transfer of our shareholdings in Shenzhen Feigeda, or in an intermediary holding company between Feigeda Electronic Technology, Inc. and Shenzhen Feigeda.  If Feigeda Electronic Technology, Inc. or Immense Fortune is determined to be a non-resident enterprise by the PRC tax authorities and the direct or indirect transfer of our shareholdings in Shenzhen Feigeda, or in an intermediary holding company between Feigeda Electronic Technology, Inc. and Shenzhen Feigeda, is recognized by the tax authority in charge as the transfer of shares of Chinese resident companies by nonresident companies, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.   Because Immense Fortune, a British Virgin Islands company indirectly owns 100% of Shenzhen Feigeda and the Company, a Delaware corporation, owns 100% of Immense Fortune, it is possible that Circular 698 could apply to any transfer of shares of the Company or Immense Fortune, as an indirect transfer of the equity of Shenzhen Feigeda, if such transfers are not made through a public securities market or by individuals. If the PRC tax authority determines that Circular 698 applies to us, we will be obligated to make tax returns filings with the relevant PRC tax authority in accordance with PRC tax laws and regulations.  Failure to do so will subject us to fines up to RMB 10,000 ($1,471).   Furthermore, if the PRC tax authority determines that our arrangement which resulted in the underpayment of taxes was done to evade taxation, in addition to paying all the underpaid taxes, we may be subject to further penalties including late fees, fines ranging from 50% to 500% of the underpaid taxes, and even criminal liabilities under grave circumstances.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the U.S. dollar.

As we may rely on dividends and other fees paid to us by our subsidiary in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the amount of, and any dividends payable on, our shares in U.S. dollars. To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, since our functional and reporting currency is the U.S. dollar while the functional currency of our subsidiary and affiliated consolidated entities in China is Renminbi, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would have a positive or negative effect on our reported financial results, which may not reflect any underlying change in our business, results of operations or financial condition.

Governmental control of currency conversion may limit our ability to utilize our revenues.

Substantially all of our revenues and expenses are denominated in Renminbi.  Under PRC laws, the Renminbi is currently convertible under a company’s “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the company’s “capital account,” which includes foreign direct investment and loans, without the prior approval of SAFE.  SAFE reserves the discretion to deny the conversion of RMB into foreign currencies for capital account transactions. Currently our PRC subsidiary, Shenzhen Feigeda, may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of SAFE.  Therefore, Shenzhen Feigeda may convert revenues it generates in RMB into other currencies, such as U.S. Dollars, for settlement of current account transactions without having to obtain approval from SAFE.  However, foreign exchange transactions by Shenzhen Feigeda under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC governmental authorities, including SAFE. Therefore, Shenzhen Feigeda may not convert its revenues from RMB into other currencies for capital account transactions, such as to repay a loan, without first obtaining the approval of SAFE.  If Shenzhen Feigeda borrows foreign currency loans from us or other foreign lenders, these loans must first be registered with the SAFE.  If Shenzhen Feigeda, a wholly foreign-owned enterprise, borrows foreign currency, the accumulative amount of its foreign currency loans shall not exceed the difference between the total investment and the registered capital of Shenzhen Feigeda. If we finance Shenzhen Feigeda by means of additional capital contributions, these capital contributions must be approved by certain government authorities such as the Ministry of Commerce or its local counterparts. Additionally, the existing and future restrictions on currency exchange may affect the ability of our PRC subsidiary or affiliated entities to obtain foreign currencies, limit our ability to meet our foreign currency obligations, or otherwise materially and adversely affect our business.

The ability of Shenzhen Feigeda, our Chinese operating subsidiary, to pay dividends may be restricted due to foreign exchange control regulations of China.

The ability of Shenzhen Feigeda, our Chinese operating subsidiary, to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of Shenzhen Feigeda. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars. Accordingly, we may not be able to access Shenzhen Feigeda’s funds which may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. According to the National Bureau of Statistics of China, in October 2010 China’s Consumer Price Index increased 4.4% year over year.   If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. In January 2010, the Chinese government took steps to tighten the availability of credit including ordering banks to increase the amount of reserves they hold and to reduce or limit their lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On March 28, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.   Domestic individuals who are granted shares or share options by companies listed on overseas stock exchanges based on the employee share option or share incentive plan are required to register with the State Administration of Foreign Exchange or its local counterparts. Pursuant to Circular 78, PRC individuals participating in the employee stock option plans of the overseas listed companies shall entrust their employers, including the overseas listed companies and the subsidiaries or branch offices of such offshore listed companies in China, or engage domestic agents to handle various foreign exchange matters associated with their employee stock options plans. The domestic agents or the employers shall, on behalf of the domestic individuals who have the right to exercise the employee stock options, apply annually to the State Administration of Foreign Exchange or its local offices for a quota for the conversion and/or payment of foreign currencies in connection with the domestic individuals’ exercise of the employee stock options. The foreign exchange proceeds received by the domestic individuals from sale of shares under the stock option plans granted by the overseas listed companies must be remitted into the bank accounts in China opened by their employers or PRC agents.    We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of whom are PRC citizens. We will comply with Circular 78 when we adopt an equity incentive plan.  Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. If we are unable to compensate our PRC employees and directors through equity compensation, our business operations may be adversely affected.

Shenzhen Feigeda has enjoyed certain preferential tax concessions and the loss of these preferential tax concessions may cause our tax liabilities to increase and our profitability to decline.

Under the tax laws of the PRC, Shenzhen Feigeda has had tax advantages granted by local government for enterprise income taxes. Shenzhen Feigeda was entitled to a reduced corporate tax rate of 15% for all years prior to 2008 due to its establishment in the Shenzhen Economic Zone.  On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law (“New EIT Law”), under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The new law became effective on January 1, 2008. During the transition period for enterprises established before March 16, 2007 the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012.  The expiration of the preferential tax treatment will increase our tax liabilities and reduce our profitability.

Under the New EIT Law, we, Immense Fortune and Legend may be classified as “resident enterprises” of China for tax purpose, which may subject us, Immense Fortune and Legend to PRC income tax on taxable global income.

Under the new PRC Enterprise Income Tax Law (the “New EIT Law”) and its implementing rules, both of which became effective on January 1, 2008, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese domestic enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Due to the short history of the New EIT law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company such as us and Immense Fortune.   The Company has not sought the advice of PRC tax counsel regarding the risks associated with the New EIT Law.  Because our, Immense Fortune and Legend’s members of management are located in China, we believe it is likely that we, Immense Fortune and Legend meet the qualifications of a “resident enterprise” and would be recognized as a Chinese “resident enterprise,” subject to the ultimate judgment of the PRC tax authority, based on the standard of “de facto management body”.  “Resident enterprise” treatment would not have impacted the Company’s results since the New EIT Law’s effectiveness, as we have no taxable income and no dividends were paid by any of our subsidiaries, including Immense Fortune, Legend and Shenzhen Feigeda.  If the PRC tax authorities determine that either we, Immense Fortune or Legend is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow.  First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income, including interest income on the proceeds from this offering, as well as PRC enterprise income tax reporting obligations.  The failure to pay such taxes will subject us to fines up to RMB10,000 ($1,471). Second, the New EIT Law provides that dividend paid between “qualified resident enterprises” is exempted from enterprise income tax. A recent circular issued by the State Administration of Taxation on April 22, 2010, regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC shareholders. It is unclear whether the dividends that we,  Immense Fortune or Legend receives from Shenzhen Feigeda will constitute dividends between “qualified resident enterprises” and would therefore qualify for tax exemption, because the definition of qualified resident enterprises is unclear and the relevant PRC government authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. We are actively monitoring the possibility of “resident enterprise” treatment for the applicable tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible. As a result of the New EIT Law, our historical operating results will not be indicative of our operating results for future periods and the value of our common stock may be adversely affected.

Dividends payable by us to our foreign investors and any gain on the sale of our shares may be subject to taxes under PRC tax laws.

If dividends payable to our shareholders are treated as income derived from sources within China, then the dividends that shareholders receive from us, and any gain on the sale or transfer of our shares, may be subject to taxes under PRC tax laws. We have not consulted with PRC tax counsel regarding the taxes that may be associated with dividends paid by us.

Under the New EIT Law and its implementing rules, PRC enterprise income tax at the rate of 10% is applicable to dividends payable by us to our investors that are non-resident enterprises so long as such non-resident enterprise investors do not have an establishment or place of business in China or, despite the existence of such establishment of place of business in China, the relevant income is not effectively connected with such establishment or place of business in China, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of our shares by such investors is also subject to a 10% PRC income tax if such gain is regarded as income derived from sources within China and we are considered as a resident enterprise which is domiciled in China for tax purpose. Additionally, there is a possibility that the relevant PRC tax authorities may take the view that the purpose of us and Immense Fortune is holding Shenzhen Feigeda, and the capital gain derived by our overseas shareholders or investors from the share transfer is deemed China-sourced income, in which case such capital gain may be subject to a PRC withholding tax at the rate of up to 10%. If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders or investors who are non-resident enterprises, or if you are required to pay PRC income tax on the transfer or our shares under the circumstances mentioned above, the value of your investment in our shares may be materially and adversely affected.

In January, 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”), pursuant to which, the entities which have the direct obligation to make the following payment to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise, and such payment includes: incomes from equity investment (including dividends and other return on investment), interests, rents, royalties, and incomes from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China. Further, the Measures provides that in case of equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. However, it is unclear whether the Measures refer to the equity transfer by a non-resident enterprise which is a direct or an indirect shareholder of the said PRC company. Given these Measures, there is a possibility that we may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors. If we have such an obligation, our omission or failure to fulfill such obligation may subject us to similar penalties to those applied to a taxpayer, including fines up to RMB10,000, and in the case of being recognized as constituting evasion of taxation, other than making up for the underpaid taxes, we may be subject to further penalties including late fees, fines ranging from 50% to 500% of the underpaid taxes, and even criminal liabilities under grave circumstances.

SAFE rules and regulations may limit our ability to transfer the net proceeds from any offering of our securities to Shenzhen Feigeda, which may adversely affect the business expansion of Shenzhen Feigeda, and we may not be able to convert the net proceeds from an offering of our securities into Renminbi to invest in or acquire any other PRC companies.

On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies. The use of such Renminbi capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, such as heavy fines. As a result, Circular 142 may significantly limit our ability to transfer the net proceeds from this offering to Shenzhen Feigeda, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, such as the spread of H1N1 (“Swine”) Flu, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem, , such as the spread of H1N1 (“Swine”) Flu, in China, where all of our operations are located and where the substantial portion of our sales occur, could have a negative effect on our operations. Our business is dependent upon our ability to continue to manufacture our LCM products. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Further downturn in the economy of the PRC may slow our growth and profitability.

All of our revenues are generated from sales in China. The growth of the Chinese economy has been uneven across geographic regions and economic sectors, in large part due to the recent downturn in the global economy, which resulted in slow growth of the China economy. While the Chinese economy has recently begun to show signs of improvement, there can be no assurance that growth of the Chinese economy will be steady or that there will not be further deterioration in the global economy as a whole or the Chinese economy in particular. If economic conditions deteriorate further, our business and results of operations could be materially and adversely affected, especially if such conditions result in a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. GAAP and securities laws, and which could cause a materially adverse impact on our financial statements, the trading of our common stock and our business

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may difficulty hiring new employees in the PRC with experience and expertise relating to U.S. GAAP and U.S. public-company reporting requirements. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, material weaknesses or lack of compliance could result in restatements of our historical financial information, cause investors to lose confidence in our reported financial information, have an adverse impact on the trading price of our common stock, adversely affect our ability to access the capital markets and our ability to recruit personnel, lead to the delisting of our securities from the stock exchange on which they are traded, lead to litigation claims, thereby diverting management’s attention and resources, and which may lead to the payment of damages to the extent such claims are not resolved  in our favor, lead to regulatory proceedings, which may result in sanctions, monetary or otherwise, and have a materially adverse effect on our reputation and business.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the Nasdaq Global Market or the NYSE Amex in the future. There is no guarantee that Nasdaq Global Market or the NYSE Amex, or any other securities exchange or quotation system, will permit our shares to be listed and traded. If we fail to obtain a listing on the NYSE Amex Equities, we may seek quotation on the OTC Bulletin Board. FINRA has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the Nasdaq Global Market and NYSE Amex. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NYSE Amex and The NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

The market price and trading volume of shares of our common stock may be volatile.

When and if a market develops for our securities, the market price of our common stock could fluctuate significantly for many reasons, including for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative announcements by customers, competitors or suppliers regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other large companies within our industry experience declines in their share price, our share price may decline as well. In addition, when the market price of a company’s shares drops significantly, shareholders could institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

We also intend to register the 4,264,519 shares of common stock held by our stockholders immediately prior to the Share Exchange and all of the 2,293,519 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange.  All of the shares included in an effective registration statement may be freely sold and transferred, subject to a lock-up agreement.

Additionally, following the Share Exchange, the former shareholder of Immense Fortune and its designees may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations.  Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  As of the closing of the Share Exchange, 1% of our issued and outstanding shares of common stock was approximately 194,209 shares.  Non-affiliate stockholders are not subject to volume limitations.  Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.   Each of the former shareholders of Immense Fortune have agreed to enter into a lock-up agreement pursuant to which they will agree not to sell any of their securities of the Company until 24 months after our common stock began to be listed on the Nasdaq Global Market or NYSE Amex.

Following the Share Exchange, the designees of Finest Day Limited, the former sold shareholder of Immense Fortune, who received shares in the Share Exchange have significant influence over us.

The designees of Finest Day Limited beneficially own or control approximately 78.0% of our outstanding shares as of the close of the Share Exchange and have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions.  These stockholders may also have the power to prevent or cause a change in control.  In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us.  The interests of these stockholders may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting. The standards that must be met for management to assess the internal control over financial reporting as effective complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. If we cannot assess our internal control over financial reporting as effective, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On December6, 2010, we entered into an Amended and Restated Share Exchange Agreement with Immense Fortune, Legend, Shenzhen Feigeda and Finest Day Limited, the sole shareholder of Immense Fortune, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of Immense Fortune in exchange for shares of our common stock.  On December 16, 2010, the Share Exchange closed, Immense Fortune became our 100%-owned subsidiary, and our sole business operations became that of Immense Fortune and its subsidiaries.  We also have a new Board of Directors and management consisting mostly of persons from Immense Fortune and Shenzhen Feigeda and changed our corporate name from “SRKP 20, Inc.” to “Feigeda Electronic Technology, Inc.”

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized with respect to our new business operations.  In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. For example, on January 30, 2009, the SEC adopted rules requiring companies to provide their financial statements in interactive data format using the eXtensible Business Reporting Language, or XBRL. We will have to comply with these rules by June 15, 2011. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”), once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.  Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future.  Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements regarding our and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our ability to raise additional capital to fund our operations;

•	Declines in the average selling prices of our products;

•	Our reliance on the expected growth in demand for our products;

•	Our reliance on introducing new products on a timely basis;

•	Market acceptance of our products;

•	Exposure to product liability and defect claims;

•	Exposure to intellectual property claims from third parties;

•	Expected growth in consumer spending and average income levels;

•	Changes in the laws of the PRC that affect our operations and our corporate structure;

•	Inflation and fluctuations in foreign currency exchange rates;

•	Our ability to obtain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ADDITIONAL DISCLOSURE

For additional information that would be required if the Company were filing a general form for registration of securities on Form 10, see Item 2.02 for “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 3.03 for a description of the Company’s securities post-Share Exchange and related discussion of market price, and Item 4.01 regarding changes in the Company’s accountant, all incorporated by reference herein.  Required disclosure regarding the change in control of the Company, the impact on its directors, executive officers, control persons and related compensation and beneficial ownership issues are addressed in Item 5.01, incorporated by reference herein.  Attention is also directed to Item 9.01, which provides our unaudited financial statements as of and for the nine months ended September 30, 2010 and 2009 and our audited financial statements as of and for the years ended December 31, 2009, 2008 and 2007.

Item 2.02 Results of Operations and Financial Condition.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data contains consolidated statement of income data for the nine months ended September 30, 2010 and 2009 and each of the years in the five-year period ended December 31, 2009 and the consolidated balance sheet data as of March 31, 2010 and the year end dates for each of the years in the five-year period ended December 31, 2009.  The consolidated statement of income data and balance sheet data were derived from the audited consolidated financial statements, except for data for the for the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2006 and 2005 and as of September 30, 2010 and December 31, 2006 and 2005. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page 60 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations

	Nine Months Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(all amounts are in thousands)

Revenue	$54,565	$36,528	$50,499	$35,349	$24,787	$10,875	$4,824
Cost of Goods Sold	42,179	28,109	39,123	27,175	18,965	8,343	3,730
Gross Profit	12,386	8,419	11,376	8,174	5,822	2,532	1,094

Operating costs and expenses
Selling expenses	1,832	1,324	1,953	1,468	917	676	369
General and administrative	899	1,009	1,315	1,351	801	654	310
Research and development	853	531	760	378	294	286	137
Loss on disposal of assets	8	242	242	-	-	-	-
Total operating costs and expenses	3,592	3,106	4,270	3,197	2,012	1,616	816
Income from operations	8,794	5,313	7,106	4,977	3,810	916	278

Other income (expenses)
Loss on loan guarantees	-	(239)	(240)	-	-	-	-
Interest income	66	69	108	76	-	-	-
Interest expense	(12)	(78)	(79)	(68)	(56)	(50)	-
Total other income (expenses)	54	(249)	(211)	8	(56)	(50)	-

Income before income taxes	8,848	5,065	6,895	4,985	3,754	866	278
Income taxes	(1,947)	(997)	(1,420)	(933)	(570)	136	42
Net Income	$6,901	$4,068	$5,475	$4,052	$3,184	$730	$236

Consolidated Balance Sheets	September 30,	December 31,
	2010	2009	2008	2007	2006	2005
					(unaudited)	(unaudited)
	(in thousands)
Total current assets	$20,501	$13,990	$9,088	$6,677	3,328	821
Total assets	25,928	18,674	11,646	8,982	4,978	1,296
Total current liabilities	8,304	7,536	4,936	3,761	3,274	1,045
Total liabilities	8,304	8,268	4,936	3,761	3,274	1,045
Total stockholders' equity	17,624	10,406	6,710	5,221	1,704	251

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to a discussion of the financial condition and results of operations of Immense Fortune Holdings Limited (“Immense Fortune”), and its subsidiaries. Collectively, Immense Fortune and its subsidiaries are referred to throughout as the “Company,” “we,” “our,” and “us.”

This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this report.  For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see above section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Through Shenzhen Feigeda, we are engaged in the research, development, production and sale of monochrome and color small and medium sized liquid crystal display module (“LCM”) products which are sold across China, Hong Kong and Macao.  Our products are used in a variety of consumer devices, including watches, cellular telephones, MP3 and MP4 players, clocks, digital electronics, industrial controls and instructions, and vehicle dashboard displays.  We produce standardized products, as well as customized products specifically designed to meet the needs of a specific customer.

We have significantly increased our production capacity over the past few years.  In 2007, 2008 and 2009, we had a total of 25, 29 and 59 production lines, respectively.  The increase in LCM production lines increased our annual manufacturing capacity from 20 million LCM units in 2007 to 60 million LCM units in 2009.  We plan to increase the number of LCM production lines at our factory to increase our manufacturing capacity to meet the increasing market demand for these products. .

We believe that price is a primary factor in electronic device manufacturers’ decisions to incorporate our LCM products into their electric devices.  We continue to explore ways to control the cost of product manufacturing in order to provide our products at low prices to our customers while continuing to offer high quality products. At times, the pricing and availability of raw materials can be volatile, attributable to numerous factors beyond our control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s tight supply. To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

We price our products in accordance with prevailing market conditions, giving consideration to the complexity of the product, the order size, the strength and history of our relationship with the customer and our capacity utilization. Our credit policy for sales to related parties and other customers typically requires payment within 30 to 60 days. The average number of collection days extended for sales to our customers for the years ended December 31, 2007, 2008 and 2009, was 36 days, 38 days, 41 days, respectively. We have experienced a significant decrease in the number of collection days extended for sales to our customers primarily due to our enhanced collection procedures and a strengthening of our receivables management system which allowed for lower fluctuations in receivables as compared to sales.  In general, we extend longer credit terms to our large customers compared to customers of our other products and our smaller customers.

To further diversify our product offerings, we intend to strengthen our relationship with our existing client relationships and explore opportunities for product expansion with such clients.  We intend to establish partnerships with existing clients whereby we develop and manufacture new products based on client needs.  We expect that these partnerships will increase our sales revenue and product offerings.

We have rapidly and significantly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio. We must continually introduce new products and technologies, enhance existing products in order to remain competitive, and effectively stimulate customer demand for new products and upgraded versions of our existing products. We face challenges with the expansion of our product portfolio such as:

•
New Product Launch: With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance;

•
Forecasting, Planning and Supply Chain Logistics: With the growth of our product portfolio, we experience increased complexity in forecasting customer demand and in planning for production, and transportation and logistics management; and

•
Support Processes:  To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity.

We have experienced increased sales volume annually and as a result, we need to maintain certain amounts of finished goods to meet the customers’ demand for our products.   We expect to experience increases in our inventory levels going forward, including both of raw material and finished goods. We maintain certain reserve amounts of raw materials in our inventories and engage in long-term arrangements with suppliers in an attempt to protect against any rising prices and shortages of raw materials used to manufacture our products.

Our accounts receivable has been an increasingly significant portion of our current assets. A significant deterioration in our ability to collect on accounts receivable would affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

Recent Events

SRKP 20, Inc., a Delaware corporation (“SRKP 20”), entered into an amended and restated share exchange agreement dated December 6, 2010, with Immense Fortune, Legend Media, Shenzhen Feigeda and Finest Day Limited, the sole shareholder of Immense Fortune, pursuant to which Finest Day Limited would transfer all of the issued and outstanding securities of Immense Fortune to SRKP 20 in exchange for 15,156,468 shares of SRKP 20’s common stock.  On December 16, 2010, the Share Exchange closed and Immense Fortune became a wholly-owned subsidiary of SRKP 20, which immediately changed its name to “Feigeda Electronic Technology, Inc.” A total of 15,156,468 shares were issued to Finest Day Limited and its designees.  In addition we agreed to pay a $14,100 success fee to WestPark Capital, Inc. (“WestPark”) for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with principals of the shell corporation and negotiating the definitive purchase agreement for the shell corporation, conducting a financial analysis of Immense Fortune, conducting due diligence on Immense Fortune and its subsidiaries and managing the interrelationships of legal and accounting activities..

Critical Accounting Policies and Estimates

We prepare our combined financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities as of the date of our financial statements and our revenues and expenses during the financial reporting period. Our estimates and assumptions are based on available information and our historical experience, as well as other estimates and assumptions that we believe to be reasonable. The estimates and assumptions that form the basis for our judgments may not be readily apparent from other sources. We continually evaluate these estimates and assumptions based on the most recently available information, our own experience and other assumptions that we believe to be reasonable. Our actual results may differ significantly from estimated amounts as a result of changes in our estimates or changes in the facts or circumstances underlying our estimates and assumptions. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places the most significant demands on our management’s judgment. When reviewing our combined financial statements, you should take into account:

•	our critical accounting policies discussed below;

•	the related judgments made by our management and other uncertainties affecting the application of these policies;

•	the sensitivity of our reported results to changes in prevailing facts and circumstances and our related estimates and assumptions; and

•	the risks and uncertainties described under “Risk Factors.”

See note 2 to our consolidated financial statements for additional information regarding our critical accounting policies.

Revenue recognition.  We recognize revenue from the sale of products.  Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales revenue is presented net of value added tax (VAT). No return allowance is made as product returns are insignificant based on historical experience.

Allowance for doubtful accounts.  In estimating the collectability of accounts receivable we analyze historical write-offs and the current economic climate.  We adjust the allowance for doubtful accounts using the aging method.

Inventories.  Inventories include raw materials, packaging materials and finished goods. Finished goods contain direct material, direct labor and manufacturing overhead and do not contain general and administrative costs.  Inventories are stated at the lower of cost or market.  Inventory costs are determined using the weighted average basis. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition.

Income taxes.  Under the tax laws of PRC, Shenzhen Feigeda has had tax advantages granted by the local government in Shenzhen for corporate income taxes and sales taxes.  Prior to 2008, Shenzhen Feigeda was entitled to a preferential corporate tax rate of 15%.  On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%, except for High Tech companies that pay a reduced rate of 15%. The new law became effective on January 1, 2008. During the transition period for enterprises established before March 16, 2007, like Shenzhen Feigeda, the tax rate will be gradually increased starting in 2008.  Shenzhen Feigeda’s tax rates are as follows for the following fiscal years:

Year	Tax Rate
2008	18%
2009	20%
2010	22%
2011	24%
2012 and thereafter	25%

Results of Operations

The following table sets forth information from our statements of operations for the nine months ended September 30, 2010 and 2009 (unaudited) and the years ended December 31, 2009, 2008 and 2007, in dollars (in thousands) and as a percentage of revenue:

	Nine Months Ended September 30,				Years Ended December 31,
	2010		2009		2009		2008		2007

Revenue	$54,565	100.0%	$36,528	100.0%	$50,499	100.0%	$35,349	100.0%	$24,787	100.0%
Cost of goods sold	42,179	77.3%	28,109	77.0%	39,123	77.5%	27,175	76.9%	18,965	76.5%
Gross profit	12,386	22.7%	8,419	23.0%	11,376	22.5%	8,174	23.1%	5,822	23.5%

Operating costs and expenses
Selling expenses	1,832	3.4%	1,324	3.6%	1,953	3.9%	1,468	4.2%	917	3.7%
General and administrative	899	1.7%	1,009	2.8%	1,321	2.6%	1,351	3.8%	801	3.2%
Research and development	853	1.6%	531	1.5%	760	1.5%	378	1.1%	294	1.2%
Loss on disposal of assets	8	*	242	0.7%	242	0.5%	-	-	-	-
Total operating costs and expenses	3,592	6.6%	3,106	8.6%	4,270	8.5%	3,197	9.0%	2,012	8.1%
Income from operations	8,794	16.1%	5,313	14.5%	7,106	14.1%	4,977	14.1%	3,810	15.4%

Other income (expenses)
Loss on loan guarantees	-	-	(239)	0.7%	(240)	0.5%	-	0.2%	-	-
Interest income	66	0.1%	69	0.2%	108	0.2%	76	0.2%	*	*
Interest expense	(12)	*	(78)	0.2%	(79)	0.2%	(68)	0.2%	(56)	0.2%
Total other income (expenses)	54	0.1%	(249)	0.7%	(211)	0.4%	8	*	(56)	0.2%

Income before income taxes	8,848	16.2%	5,065	13.9%	6,895	13.7%	4,985	14.1%	3,754	15.2%
Income taxes	(1,947)	3.6%	(997)	2.7%	(1,420)	2.8%	(933)	2.6%	(570)	2.3%
Net Income	$6,901	12.7%	$4,068	11.1%	$5,475	10.8%	$4,052	12.7%	$3,184	12.9%

    *Less than 1,000 or 0.1%

Nine Months ended September 30, 2010 and 2009

Revenues were $54.6 million for the nine months ended September 30, 2010, an increase of $18.1 million, or 49.6%, compared to $36.5 million for the same period in 2009.  The increase was attributable to $33.5 million in sales of our CSTN LCM products in the nine months ended September 30, 2010, compared to no sales of such products in the comparable period in 2009.  The increase was also attributable to a $14.6 million increase in sales of our TFT LCM products, which resulted from an 11.9% increase in the number of such products sold and a 269% increase in the average selling price of such products.    These increases were partially offset by a $31.1 million decrease in sales of our TN, STN and FSTN LCM products, which resulted from a decrease of 5.6 million in the number of such products sold.

Cost of goods sold was $42.2 million for the nine months ended September 30, 2010, an increase of $14.1 million, 50.1%, compared to $28.1 million for the same period in 2009. Cost of goods sold consists of the costs of raw materials and direct labor and manufacturing overhead expenses.  The increase of cost of goods sold was primarily a result of an increase in our product sales and an increase in the costs of raw materials for our LCM products. The quantity of  raw materials purchased increased by 66.5% during the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009.    As a percentage of revenue, cost of goods sold for the nine months ended September 30, 2010 and 2009 were 77.3% and 77.0%, respectively.

Gross profit for the nine months ended September 30, 2010 was $12.4 million, or 22.7% of revenues, an increase of $4.0 million or 47.1% compared to $8.4 million, or 23.0% of revenues, for the comparable period in 2009.

Selling expenses were $1.8 million for the nine months ended September 30, 2010, an increase of $0.5 million or 38.4%, compared to $1.3 million for the same period in 2009. The increase primarily resulted from an increase of $0.3 million in advertising expenses and an increase of $0.2 million in transportation expenses in the nine months ended September 30, 2010 as compared to the same period in 2009.  The increase in advertising expenses was due to a twelve fold increase in the number of magazine and newspaper advertisements.

General and administrative expenses were $0.9 million for the nine months ended September 30, 2010, a decrease of $0.1 million, or 10.9%, compared to $1.0 million for the same period in 2009. The decrease was primarily a result of legal and audit fees recorded in the nine months ended September 30, 2009, partially offset by an increase in deprecation due to addition of fixed assets. The general and administrative expense is consistent with costs incurred in the same period of prior year.

 Research and development costs increased by approximately $0.4 million, from $0.5 million in the nine months ended September 30, 2009 to $0.9 million in the nine months ended September 30, 2010.  The increase was primarily due to our increase of $0.3 million in research and development costs associated with new TFT LCM products.

Income taxes for the nine months ended September 30, 2010 were $1.9 million, an increase of $0.9 million over income taxes of $1.0 million for the nine months ended September 30, 2009.  The increase in income taxes was primarily a result of an increase in our taxable income and an increase in our income tax rate to 22% from 20% in the nine months ended September 30, 2009.

Net income for the nine months ended September 30, 2010 was $6.9 million, an increase of 69.6%, from net income of $4.1 million for the nine months ended September 30, 2009.

Years ended December 31, 2009 and 2008

Revenues were $50.5 million for the year ended December 31, 2009, an increase of $15.2 million, or 42.9%, compared to $35.3 million for the same period in 2008.  The increase was attributable to a $14.6 million increase in sale of our CSTN LCM products, which resulted from a 30.5% increase in the number of units sold and a 27.1% increase in the average selling price of such products, and a 0.22 million increase in sales of our TFT LCM products, which resulted from a 12.0% increase in the average selling price of such products and a 6.5% decrease in the number of such products sold in the year ended December 31, 2009 as compared to the year ended December 31, 2008.  These increases were partially offset by a $3.3 million decrease in sales of our TN, STN and FSTN LCM products.

Cost of goods sold was $39.1 million for the year ended December 31, 2009, an increase of $11.9 million, or 44.0%, compared to $27.2 million for the same period in 2008. Cost of goods sold consists of the costs of raw materials and direct labor and manufacturing overhead expenses.  The increase of cost of goods sold was primarily a result of an increase in our product sales and an increase in the costs of raw materials for our LCM products. The quantity of raw materials purchased increased by 6.7% while the average purchase price of purchased raw materials increased by 21.1% during the year ended December 31, 2009 as compared to the year ended December 31, 2008. As a percentage of revenue, cost of goods sold for the years ended December 31, 2009 and 2008 were 77.5% and 76.9%, respectively.

Gross profit for the year ended December 31, 2009 was $11.4 million, or 22.5% of revenues, an increase of $3.2 million or 39.2% compared to $8.2 million, or 23.1% of revenues, for the comparable period in 2008. The increase in our gross profit for the year ended December 31, 2009 was due to an increase in revenue for the period compared to the comparable period in 2008.

Selling expenses were $2.0 million for the year ended December 31, 2009, an increase of $0.5 million, or 33.0%, compared to $1.5 million for the same period in 2008. The increase primarily resulted from a $0.2 million increase in marketing expenses, a $0.2 million increase in transportation expenses and a $0.1 million increase in labor costs.   Advertising expenses increased from $0.4 million in 2008 to $0.5 million in 2009.  The small increase in advertising expenses was due to increased costs spent in the number of magazine and newspaper advertisements.

General and administrative expenses were $1.3 million for the year ended December 31, 2009, which remained relatively flat compared to compared to $1.4 million for the same period in 2008. The decrease was primarily the result of a decrease of $0.1million in management expense.  We spent $2.9 million on fixed assets for our factory in 2009 as compared to $0.4 million in 2008, a 656% increase. There was also a $0.1 million increase in entertainment expenses and a $0.1 million increase in depreciation expenses.

Research and development costs for the year ended December 31, 2009 were $0.8 million as compared to $0.4 million in the comparable period in 2008, an increase of 101%.  The increase in research and development expenses is a result of our investment into the development of LCM products to increase our shares of LCM market.

The year ended December 31, 2009 also includes a $0.2 million loss on the disposal of assets and a $0.2 million loss on loan guarantees related to a penalty fee for a default on a loan guaranteed by the Company.

Income taxes for the year ended December 31, 2009 were $1.4 million compared to income taxes of $0.9 million for the year ended December 31, 2008.  Our income tax rate in 2009 was 20%, compared to 18% in 2008.

Net income for the year ended December 31, 2009 was $5.5 million compared to net income of $4.1 million for the year ended December 31, 2008.

Years ended December 31, 2008 and 2007

Revenues were $35.3 million for the year ended December 31, 2008, an increase of $10.5 million, or 42.6%, compared to $24.8 million for the same period in 2007.  The increase was attributable to an $11.6 million increase in sale of our CSTN LCM products, which resulted from a 179% increase in the number of units sold and a 24.5% decrease in the average selling price of such products, and a $3.3 million increase in sales of our TFT LCM products, which resulted from a 395% increase in the number of such products sold and an 37.4% decrease in the average selling price of such products, in the year ended December 31, 2008 as compared to the year ended December 31, 2009.  These increases were partially offset by a $4.1 million decrease in sales of our TN, STN and FSTN LCM products.

Cost of goods sold was $27.2 million for the year ended December 31, 2008, an increase of $8.2 million, or 43.3%, compared to $19.0 million for the same period in 2007. Cost of goods sold consists of the costs of raw materials and direct labor and manufacturing overhead expenses.  The increase of cost of goods sold was primarily a result of an increase in our product sales and an increase in the costs of raw materials for our LCM products.   The average purchase price of our raw materials increased by 65% while the quantity of raw materials purchased decreased by 24% during the year ended December 31, 2008 as compared to the year ended December 31, 2007. As a percentage of revenue, cost of goods sold for the years ended December 31, 2008 and 2007 were 76.9% and 76.5%, respectively.

Gross profit for the year ended December 31, 2008 was $8.2 million, or 23.1% of revenues, an increase of $2.4 million or 40.1% compared to $5.8 million, or 23.5% of revenues, for the comparable period in 2007. The increase in our gross profit margin for the year ended December 31, 2008 is primarily because of an increase in the development and sale of more higher-margin products.   Revenues for our CSTN and TFT LCM products increased by 104% in the year ended December 31, 2008 as compared to the year ended December 31, 2007.

Selling expenses were $1.5 million for the year ended December 31, 2008, an increase of $0.6 million, or 60.1%, compared to $0.9 million for the same period in 2007. The increase primarily resulted from an increase in marketing expenses we spent on expanding our business.  Advertising expenses increased by $0.1 million, from $0.3 million in 2007 to $0.4 million in 2008.  The increase in advertising expenses was due to a six fold increase in the number of magazine and newspaper advertisements.

General and administrative expenses were $1.4 million for the year ended December 31, 2008, an increase of $0.6 million or 68.7%, compared to $0.8 million for the same period in 2007. The increase was primarily a result of a 400% increase in telecommunication related charges, a 76% increase in rental expenses, a 213% increase in entertainment charges related to business development, a 118% increase in office expenses, and an 8.8% increase in labor costs.

Research and development costs for the year ended December 31, 2008 were $0.4 million as compared to $0.3 million in the comparable period in 2007.  The increase in research and development expenses is a result of our investment into the development of new LCM products to increase our share of the LCM market.

Income taxes for the year ended December 31, 2008 were $1.0 million compared to income taxes of $0.6 million for the year ended December 31, 2007.  Our income tax rate in 2008 was 18%, compared to 15% in 2007.

Net income for the year ended December 31, 2008 was $4.1 million compared to net income of $3.2 million for the year ended December 31, 2007.

Liquidity and Capital Resources

We had cash and cash equivalents of approximately $0.3 million as of September 30, 2010, as compared to $0.1 million as of December 31, 2009 and $0.2 million as of December 31, 2008. Our funds are kept in financial institutions located in the PRC, which do not provide insurance for amounts on deposit.  Moreover, we are subject to the regulations of the PRC which restrict the transfer of cash from the PRC, except under certain specific circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

To provide liquidity and flexibility in funding our operations, we borrow amounts under bank facilities and other external sources of financing.  On April 15, 2009, the Company obtained a one year term loan of RMB 8,000,000 (or approximately $1,173,000) from Pudong Development Bank ("PDB") bearing interest at approximately 110% of the prevailing prime rate at the time of the loan (approximately 4%-5%).  The loan, which was personally guaranteed by the Company’s CEO, Mr. Wu, and his spouse, was repaid in full on April 14, 2010. The loan was part of a package of loans PDB made to six different companies where all the companies cross guarantee each others’ loans.  In the event one company defaulted on its loan, the other companies are required to cover the loss incurred by the bank based on the percentage of the defaulted loan to PDB.  Additionally, each company was required to deposit a specified percentage of the loan amount it received in an account held at PDB to be used as collateral for the loans.  The Company deposited RMB 960,000 (or approximately $140,000) in the bank account as restricted cash, which was refunded to the Company on April 15, 2010 upon the loan’s repayment in full.  The cross guarantee was limited to the restricted cash held at the bank.  The Company, based upon its review of the loans, believed there was only a remote chance of any of the companies defaulting on these loans and did not set up a reserve for any loss for this transaction.  Due the Company’s repayment of the loan in full in April 2010, it is no longer liable for any defaults by any of the other companies pursuant to the cross guarantee.

On June 15, 2009, we entered into a two-year loan agreement with Xinye Bank for RMB 5,000,000 (US$733,000).  The loan matures on June 14, 2011 and is interest free.  The loan was granted by the Shenzhen Mid-to-Small Enterprise Guarantee Center, a semi-government group, which authorized Xinye Bank to advance the funds to the Company.  The loan is personally guaranteed by the Company’s CEO, Mr. Wu, and his spouse and a director of the Company, Mr. Bu, and his spouse.  Additionally, the loan is guaranteed by Yongshen Electronic (JX) Cos. Ltd., a company controlled by Mr. Wu and Mr. Bu.  Mr. Bu’s personal residence is also collateral for the loan.

Our accounts receivable has been an increasingly significant portion of our current assets, representing $10.4 million, $5.5 million and $4.1 million, or 50.8%, 39.2% and 44.8% of current assets, as of September 30, 2010, December 31, 2009 and December 31, 2008, respectively.  If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

As of September 30, 2010, inventories amounted to $9.7 million, compared to $3.8 million as of December 31, 2009, and $2.3 million as of December 31, 2008. We have experienced increased sales volume annually and as a result, we need to maintain certain amounts of finished goods to meet the customers’ demand for our products.   We expect to experience increases in our inventory levels going forward, including both of raw material and finished goods. We maintain certain reserve amounts of raw materials in our inventories and engage in long-term arrangements with suppliers in an attempt to protect against any rising prices and shortages of raw materials used to manufacture our products.  For the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009 and 2008, our inventory turnover was 6,12, 13,and 13 times, respectively. The average days outstanding of our accounts receivable at September 30, 2010 was 42 days, as compared to 41 days as of December 31, 2009 and 38 days as of December 31, 2008.  Inventory turnover and average days outstanding are key operating measures that management relies on to monitor our business.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds were approximately $15,600 and $10,500 for the nine months ended September 30, 2010 and 2009, respectively, and $10,700, $15,600 and $10,500 for the years ended December 31, 2009, 2008 and 2007, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

Net cash used in operating activities was $1.8 for the nine months ended September 30, 2010, as compared to net cash provided by operating activities of $1.5 million for the nine months ended September 30, 2009. The difference was primarily due to an increase of approximately $5.5 million in inventories and an increase of approximately $2.0 million in accounts receivable, partially offset by an increase of approximately $2.8 million in net income in the nine months ended September 30, 2010 as compared to the comparable period in 2009.  Net cash provided by operating activities was $4.4 million for the year ended December 31, 2009, compared to net cash provided by operating activities of $3.7 million for the year ended December 31, 2008. The $0.7 million difference was primarily attributable to an increase of approximately $1.4 million in net income, an increase of approximately $0.9 million increase in accounts receivable, an increase of approximately $1.0 million increase in inventories, and an increase of $0.2 million in VAT and other taxes payable in the year ended December 31, 2009 as compared to the year ended December 31, 2008.  Net cash provided by operating activities was $3.7 million for the year ended December 31, 2008, compared to net cash provided by operating activities of $2.0 million for the year ended December 31, 2007.  The increase in cash provided by operating activities was primarily due to an increase of approximately $0.9 million in net income, an increase of approximately $0.9 million in accounts receivable, and a decrease of approximately $0.3 million in VAT and other taxes payable, in the year ended December 31, 2008 as compared to the year ended December 31, 2007.

Net cash provided by investing activities was approximately $3.3 million for the nine months ended September 30, 2010, as compared to net cash used in investing activities of $1.9 million for the comparable period in 2009.  The difference is primarily attributable to an increase of $1.8 million from collections of short-term loans receivable, an increase of $1.7 million from collections of advances to a related party, a decrease of approximately $0.9 million in advances to related parties and a $0.7 million decrease in the purchases of property and equipment in the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. Net cash used in investing activities amounted to approximately $5.0 million and $1.6 million for the years ended December 31, 2009 and 2008, respectively. The increase in net cash used in investing activities was primarily attributable to an increase of $2.6 million in expenses for the purchase of property and equipment, a decrease of $0.8 million in the collection of advances to related parties and a decrease of $0.9 million in collections of short-term loans receivable, partially offset by a $0.7 million decrease in advances of short-term loans receivable.  Net cash used in investing activities amounted to approximately $1.6 million in the year ended December 31, 2008, as compared to $1.9 million for the comparable period in 2007.  The decrease in net cash used in investing activities was attributable to a $1.3 million increase in collections of short-term loans receivable and a $1.3 million increase in collections of advances to related party, partially offset by an increase of $1.8 million in advances to a related party and an increase of $0.4 million in expenses related to the purchase of property and equipment.

Net cash used in financing activities was $1.3 million during the nine months ended September 30, 2010, as compared to net cash provided by financing activities of $0.5 million for the comparable period in 2009.  The increase in cash used in financing activities was mainly due to a $2.6 million decrease in proceeds from loans payable and a $0.5 million increase in repayments to related parties, partially offset by a $1.3 million decrease in repayments of loans payable.  Net cash provided by financing activities was $0.6 million during the year ended December 31, 2009, as compared to net cash used in financing activities of $2.0 million in the year ended December 31, 2008.  The difference in cash provided by financing activities was largely due to dividends paid of $3.9 million paid during fiscal 2008.  Other factors included a $1.3 million increase in proceeds from loans payable during the year ended December 31, 2009 as compared to the comparable period in 2008 and an increase of $2.4 million in repayment of loans payable.  Net cash used in financing activities was $2.0 million during the year ended December 31, 2008, as compared to $0.2 million for the comparable period in 2007.  The decrease in net cash used in financing activities was largely due to dividends paid of $3.9 million paid during fiscal 2008.  This decrease was partially offset by a $1.4 million increase in proceeds from loans payable and a $1.4 million increase in contribution from capital injection during the year ended December 31, 2008 as compared to the year ended December 31, 2007.

Based upon our present plans, we believe that our working capital together with cash flow from operations and funds available to us through financing will be sufficient to fund our capital needs for at least the next 12 months. We expect that our primary sources of funding for our operations for the upcoming 12 months and thereafter will result from our operations and possibility of conducting debt and equity financings. However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Contractual obligations

The following table describes our contractual commitments and obligations as of December 31, 2009:

	Payments due by Period (in $)
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Operating Lease Obligations	$1,388,058	$299,283	$970,304	$118,471	$-
Long-Term Debt Obligations	$731,250	$731,250	$-	$-	$-
Total	$2,119,308	$1,030,533	$970,304	$118,471	$-

Seasonality

There is no seasonal effect on our results of operations.

Quarterly Information (unaudited)

The table below presents selected (unaudited) results of operations for the quarters indicated.  All amounts are in thousands.

	Quarter Ended
	September 30, 2010	June 30, 2010	March 31, 2010	Total
Revenues	$22,561	$17,829	$14,175	$54,565
Gross Profit	5,241	3,891	3,326	12,386
Net Income	3,088	2,072	1,741	6,901

	Quarter Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	Total
Revenues	$13,971	$14,906	$12,346	$9,276	$50,499
Gross Profit	3,019	3,492	2,770	2,095	11,376
Net Income	1,961	1,418	1,201	895	5,475

	Quarter Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	Total
Revenues	$10,126	$9,344	$8,810	$7,069	$35,349
Gross Profit	2,452	2,109	2,042	1,571	8,174
Net Income (loss)	1,204	1,155	1,019	674	4,052

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Quantitative and Qualitative Disclosure Regarding Market Risk

Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates.  If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

Substantially all of our operations are conducted in the PRC and our primary operational currency in Chinese Renminbi (“RMB”).  Substantially all of our revenues and expenses are denominated in RMB.  However, we use the United States dollar for financial reporting purposes.  Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system.  Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar.  Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Country Risk

The substantial portion of our assets and operations are located and conducted in China.  While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy.  The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources.  Some of these measures benefit the overall economy of China, but may also have a negative effect on us.  For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us.  If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Item 3.02	Unregistered Sales of Equity Securities.

On December 16, 2010, pursuant to the terms of the Exchange Agreement, entered into by and between SRKP 20, Inc. (“SRKP 20”), Immense Fortune, Shenzhen Feigeda and Finest Day Limited, as the sole shareholder of Immense Fortune (as described in Item 2.01 above), SRKP 20 issued 15,156,468 shares of common stock to designees of Finest Day Limited in exchange for all of the issued and outstanding securities of Immense Fortune.  All of the securities were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act of 1933, as amended.  We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an available exemption from registration.  We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

DESCRIPTION OF SECURITIES - POST-SHARE EXCHANGE

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share.  Prior to the Share Exchange, the stockholders of SRKP 20 held an aggregate of 8,532,193 shares.  An aggregate of 4,267,674 shares were cancelled in conjunction with the closing of the Share Exchange.  There are currently 19,420,987 shares of common stock issued and outstanding.  Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

At the completion of the Share Exchange, the former shareholders of Immense Fortune and its designees own approximately 78.0% of the outstanding shares of our common stock.  Accordingly, after completion of the Share Exchange, these stockholders are in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series.  No shares of Preferred Stock have been issued.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series.  Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

Prior to the Share Exchange, the stockholders of SRKP 20 held an aggregate of 9,206,755 warrants to purchase shares of our common stock, and an aggregate of 6,913,236 warrants were cancelled in conjunction with the closing of the Share Exchange.  Immediately after the closing of the Share Exchange, the shareholders held an aggregate of 2,293,519 warrants with an exercise price of $0.0001.  The warrants expire five years from the closing date of the Share Exchange.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the Nasdaq Global Market or the NYSE Amex.  If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future.  The stock market in general has experienced extreme stock price fluctuations in the past few years.  In some cases, these fluctuations have been unrelated to the operating performance of the affected companies.  Many companies have experienced dramatic volatility in the market prices of their common stock.  We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially.  Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our financial position and results of operations;

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Announcements of innovations or new products or services by us or our competitors;

•	Federal and state regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Period-to-period fluctuations in our operating results;

•	Investor perceptions of us; and

•	General economic and other national conditions.

Stockholders of Record

As of December 16, 2010, there were 32 stockholders of record of our common stock.

Dividends

There were no dividends paid during the nine months ended September 30, 2010 or the year ended December 31, 2009.  In the year ended December 31, 2008, Shenzhen Feigeda declared and paid dividends of $3.9 million.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

We are subject to Section 203 of the Delaware General Corporation Law.  This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable.  In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.  We believe that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts.  These provisions also may have the effect of preventing changes in our management.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On December 16, 2010, Feigeda Electronic Technology, Inc. (the “Company”) dismissed AJ. Robbins, PC ("AJ. Robbins") as its independent registered public accounting firm following the change in control of the Company on the closing of the Share Exchange.  The Company engaged AJ. Robbins to audit its financial statements for the year ended December 31, 2009 and December 31, 2008.  The decision to change accountants was approved and ratified by the Company’s Board of Directors.  The report of AJ. Robbins on the financial statements of the Company for the years ended December 31, 2009 and 2008 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern.  Additionally, during the Company's two most recent fiscal years and any subsequent interim period, there were no disagreements with AJ.  Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ. Robbins was engaged by the Company, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for the fiscal year ended December 31, 2009 or its report on the Company’s financial statements for the fiscal year ended December 31, 2008.

The Company provided AJ. Robbins with a copy of the disclosures to be included in Item 4.01 of this Current Report on Form 8-K and requested that AJ. Robbins furnish the Company with a letter addressed to the Commission stating whether or not AJ. Robbins agrees with the foregoing statements.  A copy of the letter from AJ. Robbins to the Commission, dated December 21, 2010, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

The Company engaged MaloneBailey, LLP (“MaloneBailey”) as the Company’s independent registered public accounting firm as of December 16, 2010.  MaloneBailey is and has been Immense Fortune’s independent registered public accounting firm.

Item 5.01	Changes in Control of Registrant.

OVERVIEW

On December 6, 2010, SRKP 20 entered into an amended and restated share exchange agreement with Immense Fortune, Legend, Shenzhen Feigeda and Finest Day Limited, the sole shareholder of Immense Fortune (the “Exchange Agreement”). Pursuant to the Exchange Agreement, SRKP 20 agreed to issue an aggregate of 15,156,468 shares of its common stock in exchange for all of the issued and outstanding securities of Immense Fortune (the “Share Exchange”).  On December 16, 2010, the Share Exchange closed.  Upon the closing of the Share Exchange, SRKP 20 (i) became the 100% parent of Immense Fortune, (ii) assumed the operations of Immense Fortune and its subsidiaries and (iii) changed its name from “SRKP 20, Inc.” to “Feigeda Electronic Technology, Inc.”

Immediately following the closing of the Share Exchange, the designees of Finest Day Limited, the former sole shareholder of Immense Fortune, beneficially owned approximately 78.0% of our issued and outstanding common stock and the pre-existing stockholders of SRKP 20 owned approximately 30.2%.  Prior to the closing of the Share Exchange, the stockholders of SRKP 20 agreed to the cancellation of an aggregate of 4,267,674 shares held by them such that there were 4,264,519 shares of common stock outstanding immediately prior to the Share Exchange.  We issued no fractional shares in connection with the Share Exchange.  SRKP 20 stockholders also canceled an aggregate of 6,913,236 warrants such that the stockholders held an aggregate of 2,293,519 warrants immediately prior to the Share Exchange.  Immediately after the closing of the Share Exchange, we had 19,420,987 outstanding shares of common stock, no shares of Preferred Stock, no options, and warrants to purchase 2,293,519 shares of common stock.

Pursuant to the terms of the Share Exchange, we agreed to register all of the 4,264,519 shares of common stock and all of the 2,293,519 shares of common stock underlying the 2,293,519 warrants held by the original SRKP 20 stockholders, all of which were outstanding immediately prior to the closing of the Share Exchange.

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of its common stock on the Nasdaq Global Market or the NYSE Amex.

The shares of our common stock issued to the designees of Finest Day Limited in connection with the Share Exchange were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and, as a result, are “restricted securities” that may not be offered or sold in the United States absent registration or an applicable exemption from registration.

We intend to carry on the business of Immense Fortune and its subsidiaries.  Our relocated executive offices became that of Shenzhen Feigeda, which are located at Building 66, Longwangmiao Industrial Park, Baishixia, Fuyong Street, Baoan District, Shenzhen City, Guangdong Province, P. R. China 518102.

For accounting purposes, the Share Exchange is being treated as a reverse acquisition, because Finest Day Limited and its designees own a majority of the issued and outstanding shares of common stock of our company immediately following the Share Exchange.  Due to the issuance of the 15,156,487 shares of our common stock, a change in control of our company occurred on December 16, 2010.

At the consummation of the Share Exchange, SRKP 20’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Wu Zuxi and Bu Falin to the board of directors of our company, with Wu Zuxi serving as Chairman.  The directors and officers of SRKP 20 prior to the Share Exchange then resigned as officers and directors of our company upon the closing of the Share Exchange.  In addition, concurrent with the closing of the Share Exchange, our board appointed Wu Zuxi as our Chief Executive Officer, Costas “Michael” Takkas as our Chief Financial Officer, and Cui Xiaoling as our Corporate Secretary.  Because of the change in the composition of our board of directors and the exchange of securities pursuant to the Exchange Agreement, there was a change-of-control of our company on the date the Share Exchange was completed.

The execution of the Exchange Agreement was reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2010.  A copy of the Exchange Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K.  The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Prior to the Share Exchange, Richard A. Rappaport and Anthony C. Pintsopoulos served as directors of SRKP 20 and Mr. Pintsopoulos served as Chief Financial Officer and Secretary and Mr. Rappaport served as President of SRKP 20.

Upon closing of the Share Exchange, the following individuals were named to the board of directors and executive management of our company:

Name	Age	Position
Wu Zuxi	43	Chief Executive Officer and Chairman of the Board
Bu Falin	30	Director
Costas “Michael” Takkas	53	Chief Financial Officer
Cui Xiaoling	24	Corporate Secretary

Wu Zuxi has served as the Company’s Chief Executive Officer and Chairman of the Board since December 2010.  Mr. Wu has also served as a director of Immense Fortune since September 2008.  In April 2005, Mr. Wu co-founded Shenzhen Feigeda and has served as the Chief Executive Officer and Director of Shenzhen Feigeda since the company’s founding.  In July 2003, Mr. Wu founded Shenzhen Tongxingda Technology Co., Ltd. and served as its Chairman of the Board until June 2006.  From January 1998 to July 2003, Mr. Wu worked in the mold department of Shenzhen China Display Technology Co., Ltd.  From January 1996 to December 1997, Mr. Wu worked in the research and development department of Shenzhen Hanglong Electronics Co., Ltd.  Mr. Wu received a bachelor’s degree in Electronics from Jiangxi University in 1990.  We believe that Wu Zuxi’s knowledge of all aspects of the Company’s business and his historical understanding of its operations, combined with his years of experience in the electronics industry and his drive for innovation and excellence, position him well to serve as our Chairman and Chief Executive Officer.

Bu Falin has served as a director of the Company since December 2010.  Mr. Bu co-founded Shenzhen Feigeda in April 2005 and has served as its General Manager and Director since that time.  From June 2000 to December 2004, Mr. Bu served as the Quality Assurance Manager at the Shenzhen H&T Electronic Technology Co. Ltd. From October 1999 to May 2000, Mr. Bu worked in the Quality Assurance Department at Shenzhen China Display Technology Co. Ltd.  Mr. Bu received an MBA in Commerce and Management from the University of Northern Virginia in 2008.  We believe that Bu Falin’s knowledge of all aspects of the Company’s business and his historical understanding of its operations, combined with his years of experience in the electronics industry and his drive for innovation and excellence, position him well to serve as a member of our board of directors.

Costas “Michael” Takkas has served as the Chief Financial Officer and Corporate Secretary of the Company since December 2010.  Mr. Takkas served as has served as director and Chief Financial Officer of Sonnen Corp. (OTCBB: SONP.OB) since July 2009. Since August 2010, Mr. Takkas has served as the Chief Financial Officer of Abakan, Inc. (OTCBB: ABKI). From July 2007 to June 2009, Mr. Takkas served as Observer and Major Financier of CPLAbor do Brasil Construtora Ltda. (Brazil).  From October 2002 to June 2007, Mr. Takkas served as director and Chief Financial Officer of Strategic Rare Earth Company.  Mr. Takkas received a Bachelor’s of Science degree in Physics from the Imperial College of Science and Technology, University of London in 1978.  Mr. Takkas has been a member of the Institute of Chartered Accountants in England & Wales (ACA) since 1982.

Cui Xiaoling has served as the Secretary of the Company since December 2010 and as the Secretary of Feigeda Electronics (SZ) Co., Ltd. since June 2010.  From October 2007 to May 2010, Cui Xiaoling worked in international sales at Shenzhen CXD Science & Technology Co., Ltd.  Cui Xiaoling received a Bachelor’s degree in Business English from Central South University in 2007.

Family Relationships

There are no family relationships among any of the officers and directors.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past ten years.

The Company is not aware of any legal proceedings in which any director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee.  Functions customarily performed by such committees are performed by its Board of Directors as a whole.  We are not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system.  We intend to create board committees, including an independent audit committee, in the near future.  If we are successful in listing our common stock on the NASDAQ Global Market or the NYSE Amex, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for listing on the NASDAQ Global Market or NYSE Amex and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Director Independence

None of our directors are considered independent directors under NYSE Amex, even though such definition does not currently apply to us because we are not listed on the NYSE Amex.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Before the Share Exchange

Prior to the closing of the Share Exchange on December 16, 2010, we were a “blank check” shell company named SRKP 20, Inc. (“SRKP 20”) that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The only officers and directors of SRKP 20, Richard Rappaport and Anthony Pintsopoulos, SRKP 20’s President and Chief Financial Officer, respectively, did not receive any compensation or other perquisites for serving in such capacities.  Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with SRKP 20 upon the closing of the Share Exchange and are no longer employed by or affiliated with our company.

Prior to the closing of the Share Exchange, our current named executive officers were compensated by Shenzhen Feigeda until the closing of the Share Exchange, including for the year ended December 31, 2009 and the period from January 1, 2010 to December 16, 2010.  The compensation of executive officers of Shenzhen Feigeda was determined by the Chief Executive Officer of Shenzhen Feigeda, Wu Zuxi, based on the local market and the officers’ responsibilities, experience, potential, individual performance, and contribution to the company.  In addition, the Board of Directors of Shenzhen Feigeda approved the compensation.  From January 1, 2010 to December 16, 2010 and during the fiscal years of 2009, 2008 and 2007, the compensation for Shenzhen Feigeda’s named executive officers consisted solely of each executive officer’s salary and cash bonus.  The management of Shenzhen Feigeda believes that the salaries paid to our executive officers during 2009 and the period from January 1, 2010 to December 16, 2010 are indicative of the objectives of its compensation program and reflect the fair value of the services provided to Shenzhen Feigeda, as measured by the local market in China.

Compensation After the Share Exchange

Upon the closing of the Share Exchange, the some executive officers of Shenzhen Feigeda were appointed as our executive officers and we adopted the compensation policies of Shenzhen Feigeda, as modified for a company publicly reporting in the United States. Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. For these reasons, the elements of compensation of our executive officers are salary and bonus. Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

Salary is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution.  We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

We determine the levels of salary as measured primarily by the local market in China.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China.  In determining market rate, we review statistical data collected and reported by the Shenzhen Labor Bureau which is published monthly.  The statistical data provides the high, median, low and average compensation levels for various positions in various industry sectors.  In particular, we use the data for the manufacturing sector as our benchmark to determine compensation levels because we operate as a manufacturer of electronic products in Shenzhen.  Our compensation levels are at roughly the 100th-110th percentile of the compensation spectrum for the manufacturing sector.

Corporate performance goals include sales targets, research and development targets, production yields, and equipment utilization. Additional key areas of corporate performance taken into account in setting compensation policies and decisions are cost control, profitability, and innovation. The key factors may vary depending on which area of business a particular executive officer’s work is focused.  Individual performance goals include subjective evaluation, based on an employee’s team-work, creativity and management capability, and objective goals such as sales targets.  Generally, the amount of a bonus, when awarded, will be equal to one month's salary plus 5% to 25% of the individual's annual salary.  If the corporate and individual goals are fully met, the bonus will be closer to the top end of the range.  If the goals are only partially met, the amount of the bonus will be closer to the bottom end of the range.  In no event will there be a bonus equal to more than one month's salary if the corporate goals are not met by at least 50%.  For 2009, the amounts of the bonuses were determined in relation to overall compensation levels, which were based on roughly the 80th-90th percentile of the compensation spectrum for the manufacturing sector in Shenzhen, China.  A certain portion of total compensation was allocated to salary and the remainder was allocated to bonus based on achievement of corporate and individual performance goals.  In 2009, our corporate performance had improved in line with internal goals, including an increase in revenue and profitability.  We also experienced success in savings for selling expenses as a percentage of revenue.

If we successfully complete our proposed listing of our common stock on the Nasdaq Global Market or NYSE Amex, we may increase the amount of our bonuses to management personnel if corporate and individual performance goals are met.  Generally, the amount of an annual bonus, when awarded, will be equal to one month’s salary plus 5% to 25% of the individual's annual salary.  If the corporate and individual goals are fully met, the bonus will be closer to the top end of the range.  If the goals are only partially met, the amount of the bonus will be closer to the bottom end of the range.  In no event will there be a bonus equal to more than one month's salary if the corporate goals are not met by at least 50%.

Our board of directors intends to establish a compensation committee in 2011 comprised of non-employee directors.  The compensation committee will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives.  Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business.  Prior to the formation of the compensation committee, Mr. Wu, upon consulting with our board members, determined the compensation for our current executive officers.  In 2011, our compensation committee will determine compensation levels for our executive officers.  We have established a compensation program for executive officers for 2010 that is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  If paid, bonuses for executive officers in 2010 will be based on company and individual performance factors, as described above.

If we successfully complete our proposed listing on Nasdaq Global Market or NYSE Amex in 2011, we intend to adjust our compensation evaluations upwards in 2011, including through the payment of bonuses.  However, in such case, we do not intend to increase compensation by more than 20%.  We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities and the expansion of our business to be assumed by each of the executive officers after we become a publicly listed company.

We also intend to expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.  We intend to adopt an equity incentive plan in the near future and issue stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company.  We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee will evaluate our achievements for each fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income.

Summary Compensation Table

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2009 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals, as applicable, for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	Total
Wu Zuxi	2009	$36,000	$3,000	$39,000
Chief Executive Officer and	2008	36,000	3,000	39,000
Chairman of the Board	2007	36,000	3,000	39,000

Costas “Michael” Takkas	2009	$-	$-	$-
Chief Financial Officer	2008	-	-	-
	2007	-	-	-

Richard Rappaport (1)	2009	$-	$-	$-
Former President	2008	-	-	-
and Former Director	2007	-	-	-

Anthony Pintsopoulos (1)	2009	$-	$-	$-
Former Secretary, Former Chief	2008	-	-	-
Financial Officer, and Former	2007	-	-	-
Director

(1) Upon the close of the Share Exchange on December 16, 2010, Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company, which they held from the Company’s inception on October 11, 2007.

Grants of Plan-Based Awards in 2009

There were no option grants in 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

There were no outstanding equity awards in 2009.

Option Exercises and Stock Vested in Fiscal 2009

There were no option exercises or stock vested in 2009.

Pension Benefits

There were no pension benefit plans in effect in 2009.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2009.

Employment Agreements

We have an employment agreement with our Corporate Secretary, Cui Xiaoling, pursuant to which she is paid  RMB7,500 ($1,103) per month. The employment agreement expires on June 11, 2011.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2009 by members of board of directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Bu Falin	-	-	-	-	-	-	-
Wu Zuxi	-	-	-	-	-	-	-

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.  We intend to develop such a policy in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Immense Fortune

Immense Fortune, Legend Media and Shenzhen Feigeda, which are either directly or indirectly wholly-owned subsidiaries of the Company, each have interlocking executive and director positions with us and with each other.

Share Exchange

On December 16, 2010, SRKP 20 completed the Share Exchange with Immense Fortune, Legend Media, Shenzhen Feigeda and Finest Day Limited, the sole shareholders of Immense Fortune.  At the closing, Immense Fortune became a wholly-owned subsidiary of SRKP 20 and 100% of the issued and outstanding securities of Immense Fortune were exchanged for securities of SRKP 20.  An aggregate of 15,156,468 shares of common stock were issued to designees of Finest Day Limited.  As of the close of the Share Exchange, the designees of Finest Day Limited owned approximately 78.0% of the issued and outstanding stock of SRKP 20.  Prior to the closing of the Share Exchange, the stockholders of SRKP 20 agreed to the cancellation of an aggregate of 4,267,674 shares and 6,913,236 warrants to purchase shares of common stock held by them such that there were 4,264,519 shares of common stock and warrants to purchase 2,293,519 shares of common stock owned by them immediately after the Share Exchange.  The Board resigned in full and appointed Wu Zuxi and Bu Falin to the board of directors of our company, with Wu Zuxi serving as Chairman.  The Board also appointed Wu Zuxi as our Chief Executive Officer, Costas “Michael” Takkas as our Chief Financial Officer and Cui Xiaoling as our Corporate Secretary. Each of these executives and directors were executives and directors of Shenzhen Feigeda and/or its subsidiaries.  In addition we agreed to pay a $14,100 success fee to WestPark for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with principals of the shell corporation and negotiating the definitive purchase agreement for the shell corporation, conducting a financial analysis of Immense Fortune, conducting due diligence on Immense Fortune and its subsidiaries and managing the interrelationships of legal and accounting activities.

Guarantees of Bank Loan

Wu Zuxi, our Chairman and Chief Executive Officer, Bu Falin, one of our directors, and Yongsheng Electronic (JX) Co., Ltd., a company controlled by Mr. Bu and Mr. Wu, personally guaranteed  our loan with Xinye Bank for RMB5,000,000 ($730,000).  Pursuant to a Guaranty Agreement entered into by each of these guarantors, as well as three other guarantors, each of the guarantors agreed, jointly and severally, to guarantee the payment of the principal of the loan, interest, liquidated damages and other costs related to the enforcement of the bank’s creditor rights, including attorneys’ fees, insurance fees and audit fees, and assessment fees.  Pursuant to the guarantee, none of the guarantors may take any of the following actions without first obtaining the bank’s written consent, including: (a) conducting operations pursuant to a contract, letting, joint operation or trusteeship; (b) conducing a merger, acquisition division or transforming its stock system; (c) setting up a subsidiary; (d) undertaking any winding up or liquidation proceedings; (d) switching its industry of operation or ceasing operations; (e) reducing its registered capital or undergoing a reorganization, reconstruction or transformation; (f) significantly changing or transferring its property or equity; (g) engaging in significant investment activity or asset transfer; or (h) assigning its obligations under the guaranty agreement to another party.

Policy for Approval of Related Party Transactions

We do not currently have a formal related party approval policy for review and approval of transactions required to be disclosed pursuant to Item 404 (a) of Regulation S-K. We expect our board to adopt such a policy in the near future.

This current report is not an offer of securities for sale.  Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our Certificate of Incorporation provides for the indemnification, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, of officers, directors, employees and agents of the Company.  We may, prior to the final disposition of any proceeding, pay expenses incurred by an officer or director upon receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise.  We shall indemnify any officer, director, employee or agent upon a determination that such individual has met the applicable standards of conduct specified in Section 145.  In the case of an officer or director, the determination shall be made by (a) a majority vote of directors who are not parties to such proceeding, even though less than a quorum; (b) a committee of such directors designated by majority vote of such directors, even though less than a quorum; (c) if there are no such directors, independent legal counsel in a written opinion or (d) the stockholders.

Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of no monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection.  As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future.  Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE SHARE EXCHANGE

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the closing of the Share Exchange on December 16, 2010 are deemed outstanding even if they have not actually been exercised.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Immediately prior to the closing of the Share Exchange, we had outstanding 8,532,193 shares of common stock, no options and 9,206,755 warrants to purchase shares of common stock.  Immediately after the closing of the Share Exchange, we had 19,420,987 shares of common stock and warrants to purchase 2,293,519 shares of common stock issued and outstanding.

The following table sets forth certain information with respect to beneficial ownership of our common stock immediately after the closing of the Share Exchange based on issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.  Unless otherwise indicated, the address of each stockholder listed in the table is c/o Feigeda Electronic (SZ) Co., Ltd., Building 66, Longwangmiao Industrial Park, Baishixia, Fuyong Street, Baoan District, Shenzhen City, Guangdong Province, P. R. China 518102.

Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Share Exchange		Percent of Class (1)

Directors and Executive Officers
Wu Zuxi	Chief Executive Officers and Chairman of the Board	5,183,966		26.7%

Bu Falin	Director	3,031,294		15.6%

Costas “Michael” Takkas	Chief Financial Officer	-		-

Cui Xiaoling	Corporate Secretary	-		-

Officers and Directors as a Group (total of 4 persons)		8,215,260		42.3%

5% Holders
Richard A. Rappaport (2) 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		4,271,303	(2)	20.3%

WestPark Capital Financial Services, LLC (3) 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		3,294,054	(4)	15.8%

Zhuo Chen TianLai 17 Block, Zheng Zhong Golf Long Gong District, Shenzhen, China		1,502,160	(5)	5.4%

Hailan Zhang TianLai 17 Block, Zheng Zhong Golf Long Gong District, Shenzhen, China		1,502,160	(5)	5.4%

(1)	Each stockholder's percentage of ownership in the above table is based upon 19,420,987 shares of the Company’s common stock outstanding as of December 16, 2010.

(2)
Richard A. Rappaport served as President and director of the Company prior to the Share Exchange.  Includes 470,399 shares of common stock and a warrant to purchase 155,040 shares of common stock owned by Mr. Rappaport, in addition to the shares of common stock and warrants to purchase common stock owned by the Amanda Rappaport Trust and the Kailey Rappaport Trust (together, the “Rappaport Trusts”) and WestPark Capital Financial Services LLC (“West Park LLC”), which totals 2,143,519 shares and 1,502,345 warrants.  Mr. Rappaport, as Trustee of the Rappaport Trusts and Chief Executive Officer (“CEO”) and Chairman of WestPark LLC, may be deemed the indirect beneficial owner of these securities since he has sole voting and investment control over the securities and disclaims beneficial ownership of the securities except to of his pecuniary interest in the securities.

(3)
Mr. Rappaport serves as Chief Executive Officer and Chairman of WestPark LLC and has sole voting and investment control over the securities and thus may be deemed to be the indirect beneficial owner of the securities held by WestPark LLC.

(4)	Includes warrants to purchase 1,415,135 shares of common stock.

(5)	Includes warrants to purchase 96,055 shares of common stock.

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the consummation of the Share Exchange, SRKP 20’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Wu Zuxi and Bu Falin,  to the board of directors of our company, with Wu Zuxi serving as Chairman.  The directors and officers of SRKP 20 prior to the Share Exchange then resigned as officers and directors of our Company upon the closing of the Share Exchange.  In addition, concurrent with the closing of the Share Exchange, our Company’s board appointed Wu Zuxi as our Chief Executive Officer, Costas “Michael” Takkas as our Chief Financial Officer and Cui Xiaoling as our Corporate Secretary.

For complete information regarding our new officers and directors, refer to “Executive Officers, Directors and Key Employees” under Item 5.01, above.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Immediately after the closing of the Share Exchange, SRKP 20 changed its corporate name from “SRKP 20, Inc.” to “Feigeda Electronic Technology, Inc.” by the filing of Articles of Merger with the Delaware Secretary of State’s Office on December 16, 2010.  SRKP 20 effected the name change to better reflect the nature of its new business operations following the Share Exchange.  The Articles of Merger are attached hereto as Exhibit 3.3.  Holders of stock certificates bearing the name “SRKP 20, Inc.” may continue to hold them and will not be required to exchange them for new certificates or take any other action.

Item 5.06	Change in Shell Company Status.

Prior to the closing of the Share Exchange, SRKP 20 was a “shell company” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.  As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, SRKP 20 ceased being a shell company upon completion of the Share Exchange December 16, 2010.

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

We are providing financial and other information for informational purposes only.  It does not necessarily represent or indicate what the financial position and results of operations of our company will be now that the Share Exchange is concluded.

FINANCIAL STATEMENTS OF IMMENSE FORTUNE LIMITED

The financial statements of Immense Fortune Limited, a British Virgin Islands corporation, for the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 are provided below.  You are encouraged to review the financial statements and related notes.

IMMENSE FORTUNE HOLDINGS LIMITED AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To	The Board of Directors
Immense Fortune Holdings Limited
British Virgin Islands

We have audited the accompanying consolidated balance sheets of Immense Fortune Holdings Limited, (“Immense Fortune”) as of December 31, 2009 and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows for the year ended December 31, 2009. These consolidated financial statements are the responsibility of Immense Fortune’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Immense as of December 31, 2009 and the consolidated results of its operations and its cash flows for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

MALONEBAILEY, LLP
www.malone-bailey.com
Houston, Texas

December 22, 2010

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Immense Fortune Holdings Limited

We have audited the accompanying consolidated balance sheets of Immense Fortune Holdings Limited as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of years in the three year period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Immense Fortune Holdings Limited at December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008, in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
December 29, 2009

Immense Fortune Holdings Limited and Subsidiaries
Consolidated Balance Sheets
(In US Dollars)

	September 30,	December 31,
	2010	2009	2008	2007
	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$340,338	$139,402	$153,596	$371,256
Accounts receivables, net	10,412,739	5,488,271	4,068,149	3,271,465
Short-term loans receivable	-	2,163,762	1,662,369	1,233,874
Advance to suppliers	-	464,599	-	1,156
Inventories, net	9,703,970	3,819,675	2,330,035	1,735,362
Restricted cash	-	140,448	366,725	-
Prepaid expenses and other receivables	44,141	-	-	42,034
Due from related parties	-	1,773,428	507,334	21,936
Total current assets	20,501,188	13,989,585	9,088,208	6,677,083
Property, plant and equipments, net	5,375,201	4,636,651	2,532,613	2,286,347
Security deposits for long-term operating leases	51,268	47,553	25,111	18,841
Total Assets	$25,927,657	$18,673,789	$11,645,932	$8,982,271

Liabilities & Stockholders’ Equity
Current Liabilities
Accounts payable & accrued liabilities	$4,007,969	$3,705,437	$2,781,264	$2,274,184
Short-term loans payable	-	889,504	1,393,512	-
Other payables	38,264	36,737	256	-
VAT and other taxes payable	264,978	235,980	159,419	271,484
Customers deposits	-	-	-	-
Current portion of long-term debt	746,500	-	-	-
Wages payable	514,198	433,736	244,245	202,842
Corporate taxes payable	880,835	421,780	291,361	188,464
Distributions payable	1,785,494	1,749,616	-	-
Due to related parties	65,968	63,332	66,040	823,540
Total current liabilities	8,304,206	7,536,122	4,936,097	3,760,514
Long term loans payable	-	731,500	-	-
Total liabilities	8,304,206	8,267,622	4,936,097	3,760,514

Stockholders’ Equity
Common stock, $0.0001 par value, 50,000 shares authorized, 1 share issued and outstanding as of September 30, 2010, December 31, 2009, 2008 and 2007, respectively.	1	1	1	1
Additional paid-in capital	2,149,915	2,149,915	2,149,915	773,864
Accumulated other comprehensive income	581,211	264,618	289,270	297,459
Statutory surplus reserve fund	1,497,189	642,244	642,244	642,244
Retained earnings (unrestricted)	13,395,135	7,349,389	3,628,405	3,508,189
Total Stockholders’ Equity	17,623,451	10,406,167	6,709,835	5,221,757
Total Liabilities & Stockholders’ Equity	$25,927,657	$18,673,789	$11,645,932	$8,982,271

The accompanying notes are an integral part of these consolidated financial statements.

Immense Fortune Holdings Limited and Subsidiaries
Consolidated Statements of Operations
(In US Dollars)

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)

Revenues	$54,565,232	$36,528,166	$50,499,386	$35,349,528	$24,786,828
Cost of goods sold	42,178,786	28,108,977	39,123,143	27,175,031	18,964,984
Gross Profit	12,386,446	8,419,189	11,376,243	8,174,497	5,821,844

Operating costs and expenses
Selling expenses	1,832,302	1,323,811	1,952,967	1,467,853	917,390
General and administrative	898,579	1,008,518	1,315,161	1,351,040	800,923
Research and development	853,511	530,833	759,918	378,412	293,535
Loss on disposal of assets	8,210	241,773	241,806	-	-
Total operating costs and expenses	3,592,602	3,104,935	4,269,852	3,197,305	2,011,848
Income from operations	8,793,844	5,314,254	7,106,391	4,977,192	3,809,996

Other income (expenses)
Loss on loan guarantees	-	(239,696)	(240,440)	-	-
Interest income	66,464	68,663	108,268	75,715	213
Interest expense	(12,776)	(78,259)	(78,912)	(67,484)	(55,708)
Total other income (expenses)	53,688	(249,292)	(211,084)	8,231	(55,495)

Income before income taxes	8,847,532	5,064,962	6,895,307	4,985,423	3,754,501
Income taxes	(1,946,841)	(997,353)	(1,420,162)	(933,510)	(570,266)
Net Income	$6,900,691	$4,067,609	$5,475,145	$4,051,913	$3,184,235

The accompanying notes are an integral part of these consolidated financial statements.

Immense Fortune Holdings Limited and Subsidiaries
Consolidated Statements of Changes in Shareholders' Equity
For the Nine Months Ended September 30, 2010 and For the Years Ended December 31, 2009, 2008 and 2007
(In US Dollars)

				Accumulated
			Additional	Other	Statutory	Retained	Total
	Common Share		Paid-in	Comprehensive	Surplus	Earnings	Stockholders'
	Shares	Amount	Capital	Income	Reserve Fund	(Unrestricted)	Equity
Balance at December 31, 2006	1	$1	$726,589	$44,391	$171,525	$794,673	$1,737,179
Imputed interest allocated			47,275				47,275
Foreign currency translation adjustment				253,068			253,068
Allocation of retained earnings to statutory reserve fund					470,719	(470,719)	-
Net income for the period						3,184,235	3,184,235
Balance at December 31, 2007	1	$1	$773,864	$297,459	$642,244	$3,508,189	$5,221,757
Imputed interest allocated			6,612				6,612
Capital injections in PRC and HK subsidiaries			1,369,439				1,369,439
Foreign currency translation adjustment				(8,189)			(8,189)
Net income for the period						4,051,913	4,051,913
Cash dividends						(3,931,697)	(3,931,697)
Balance at December 31, 2008	1	$1	$2,149,915	$289,270	$642,244	$3,628,405	$6,709,835
Foreign currency translation adjustment				(24,652)			(24,652)
Deemed distributions declared						(1,754,161)	(1,754,161)
Net income for the period						5,475,145	5,475,145
Balance at December 31, 2009	1	$1	$2,149,915	$264,618	$642,244	$7,349,389	$10,406,167
Foreign currency translation adjustment				316,593			316,593
Allocation of retained earnings to statutory reserve fund					854,945	(854,945)	-
Net income for the period						6,900,691	6,900,691
Balance at September 30, 2010 (Unaudited)	1	$1	$2,149,915	$581,211	$1,497,189	$13,395,135	$17,623,451

The accompanying notes are an integral part of these consolidated financial statements.

Immense Fortune Holdings Limited and Subsidiaries
Consolidated Statements of Comprehensive Income
(In US Dollars)

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)

Net Income	$6,900,691	$4,067,609	$5,475,145	$4,051,913	$3,184,235

Other Comprehensive Income, net of tax:
Unrealized gain(loss) on foreign currency transaction, net of tax	316,593	(88,550)	(24,652)	(8,189)	253,068

Comprehensive income	$7,217,284	$3,979,059	$5,450,493	$4,043,724	$3,437,303

The accompanying notes are an integral part of these consolidated financial statements.

Immense Fortune Holdings Limited and Subsidiaries
Consolidated Statements of Cash Flows
(In US Dollars)

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net Income	$6,900,691	$4,067,609	$5,475,145	$4,051,913	$3,184,235
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	548,865	320,852	481,734	304,425	258,685
Loss on disposal of assets	8,210	241,773	241,806	-	-
Loss on loan guarantee	-	240,408	240,440	-	-
Imputed interest	-	10,901	-	6,612	47,256
Changes in operating assets and liabilities:
Accounts receivable, net	(4,741,021)	(2,783,727)	(1,433,844)	(558,068)	(1,449,180)
Advance to suppliers	467,139	(542,969)	(465,583)	1,215	(1,110)
Prepaid expenses and other receivables	(43,490)	-	-	44,196	(21,827)
Inventories, net	(5,720,416)	(206,095)	(1,498,932)	(465,124)	(413,861)
Security deposits for long-term operating leases	(2,699)	(29,926)	(22,541)	(4,882)	(14,939)
Accounts payable and accrued liabilities	223,973	(209,474)	970,020	342,258	134,771
VAT and other taxes payable	23,803	37,262	77,142	(128,786)	163,452
Wages payable	70,513	66,879	190,538	26,744	(10,541)
Customer deposit	-	212,772	-	-	-
Corporate tax payable	443,770	99,100	131,462	88,166	150,897
Net cash provided by (used in) operating activities	(1,820,662)	1,525,365	4,387,387	3,708,669	2,027,838

Cash Flows From Investing Activities
Restricted cash	141,216	(14,659)	(14,661)	(360,375)	-
Purchases of property and equipment	(1,210,222)	1,932,773)	(2,941,332)	(389,296)	(763,514)
Proceeds of disposal of fixed assets	19,157	102,613	102,627	-	-
Advances of short-term loans receivable	-	-	(946,662)	(1,633,636)	(1,185,030)
Collections of short-term loans receivable	2,175,594	379,394	439,830	1,297,350	-
Advances – related party	-	(884,795)	(2,232,341)	(1,815,563)	-
Collection of advance – related party	2,183,895	452,092	550,402	1,340,062	13,167
Net cash provided by (used in) investing activities	3,309,640	(1,898,128)	(5,042,137)	(1,561,458)	(1,935,377)

Cash Flows From Financing Activities
Borrowing from loans payable		2,638,620	2,638,980	1,369,425	-
Repayments of loans payable	(907,744)	(2,301,463)	(2,407,336)	-	(263,340)
Proceeds from related parties	128,632	651,037	409,300	64,883	952,195
Repayments to related parties	(534,058)	(518,753)	-	(865,907)	(877,014)
Contribution from injection	-	-	-	1,369,439	-
Dividends declared and paid	-	-	-	(3,931,697)	-
Net cash provided by (used in) financing activities	(1,313,170)	469,441	640,944	(1,993,857)	(188,159)
Effect of exchange rate changes on cash	25,128	6,461	(388)	(371,014)	26,458
Net increase in cash and cash equivalents	200,936	103,139	(14,194)	(217,660)	(69,240)

 (continued)

Immense Fortune Holdings Limited and Subsidiaries
Consolidated Statements of Cash Flows
(In US Dollars)
(continued)

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2010	2009	2009	2008	2007

Cash and cash equivalents, beginning of period	139,402	153,596	153,596	371,256	440,496

Cash and cash equivalents, end of period	$340,338	$256,735	$139,402	$153,596	$371,256

Supplemental disclosure information:
Interest expense paid	$12,776	$78,259	$78,912	$67,484	$55,708

Income taxes paid	$1,503,071	$898, 253	$1,288,700	$969,979	$419,368

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1- DESCRIPTION OF BUSINESS AND ORGANIZATION

Immense Fortune Holdings Limited (“Immense”) was incorporated in British Virgin Islands (“BVI”) on July 28, 2008. Immense has 50,000 common shares authorized at $1.00 par value with 1 share issued and outstanding. The sole shareholder of Immense is Finest Day Limited (“Finest Day”), a company registered in BVI. The board of directors of Immense consists of Mr. Chien-Lung Lee (“Mr. Lee”) and Mr. Zuxi Wu (“Mr. Wu”).   Mr. Lee is the sole owner of Finest Day.

Legend Media Holdings HK Limited (“Legend Media”) was incorporated in Hong Kong, PRC (“HK”) on June 16, 2008. Legend Media has 10,000 shares of common stock authorized at a par value of 1.00 Hong Kong dollars (HKD) with 1 share issued and outstanding.  On February 5, 2009, Legend Media issued an additional 99 shares of common stock to Mr. Lee, its original shareholder, for HKD 99.

Feigeda Electronics (SZ) Co., Ltd. (“Feigeda”) was incorporated in the City of Shenzhen, Province of Guangdong, People’s Republic of China (“PRC”) on March 17, 2005 with a registered and invested capital of Renminbi (“RMB”) 500,000. The original shareholders of Feigeda were Mr. Wu with a 55% ownership interest, or RMB 275,000; and Mr. Bu, Falin (“Mr. Bu”) with a 45% ownership interest, or RMB 225,000, respectively. The Company mainly engages in the production, marketing, sale and research and development of electronics and various types of small to medium sized Liquid Crystal Modules (“LCM”), black and white display COG, TAB, CSTN, and TFT Modules among them, which are in turn used for cellular phones, MP3, MP4, and other electronic equipment for domestic markets.  On March 17, 2008, Mr. Wu and Mr. Bu (collectively, the “Feigeda Management”) increased the registered capital of Feigeda from RMB 500,000 to RMB 10,000,000. After the transaction, Feigeda had a registered and invested capital of RMB 10,000,000 which was held by Mr. Wu with a 55% ownership interest, or RMB 5,500,000; and Mr. Bu with a 45% ownership interest, or RMB 4,500,000, respectively. Mr. Wu and Mr. Bu are the officers and management of the Company.

The Restructuring of Immense, Legend Media and Feigeda

To enable Feigeda to go public, Feigeda’s officers and management made the following restructuring arrangements:

On March 2, 2009, Legend Media acquired 100% of the ownership interest of Feigeda from Mr. Wu and Mr. Bu pursuant to an ownership transfer agreement for an appraised value of RMB 11,959,100 (or approximately $1.7 million). Legend Media became the parent and sole owner of Feigeda while the officers and management remained unchanged. The ownership transfer amount was to be paid on or before April 1, 2009, however it remains unpaid as of the date of the report. The transaction is treated as a distribution to the former owners with a reduction to retained earnings.

On May 12, 2009, Immense acquired all the issued and outstanding shares of Legend Media from Mr. Lee for HKD 100 (or $13) pursuant to an ownership transfer agreement. Immense became the parent and sole owner of Legend Media while the officers and management remained unchanged.

For accounting purposes, the restructuring transactions above have been accounted for as business combinations of entities under common control as they were effected by parties under common control. The Company accounted for them similar to a pooling of interest transaction where an adjusted carry over basis was used. The historical financial statements include the operations of Feigeda for all periods presented.

Immense and its subsidiaries – namely, Legend Media and Feigeda are collectively referred throughout as the “Company”.  To summarize the paragraphs above, the organization and ownership structure of the Company is currently as follows:

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of preparation

In the opinion of the management, the consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 2010 and 2009, and as of December 31, 2009, 2008 and 2007, and results of operations and cash flow for the nine months ended September 30, 2010 and 2009, and for the years ended December 31, 2009, 2008 and 2007, respectively.

b.	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Inter-company transactions have been eliminated in consolidation.

c.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

d.	Fair values of financial instruments

US GAAP requires certain disclosures about the fair value of financial instruments. The Company defines fair value, using the required three-level valuation hierarchy for disclosures of fair value measurement, the enhanced disclosures requirements for fair value measures. Current assets and current liabilities qualify as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available.  The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective period-ends. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each quarter.

e.	Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in PRC and Hong Kong, and all highly-liquid investments with original maturities of three months or less at the time of purchase. Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit.

f.	Restricted cash

The restricted cash is recorded as an asset when the Company deposits cash in the bank as collateral for bank loans, separately from cash and cash equivalents.

g.	Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The Company estimates the valuation allowance for anticipated uncollectible receivables balances based on historical experience as well as current economic climate.  Such calculated percentage is applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the amount provided as the allowance to date has been inadequate, an adjustment, which is classified as a change in estimate, is made.

h.	Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. Management writes down the inventories to market value if they are below cost. Management regularly evaluates the composition of the Company’s inventories to identify slow-moving and obsolete inventories to determine if a valuation allowance is required.

i.	Property, plant and equipment

Property, plant and equipment are initially recognized and recorded at cost. Gains or losses on disposals are reflected as a gain or loss in the period of disposal. Property, plant and equipment is recorded at cost and depreciated using the straight-line method, with an estimated 5% salvage value of original cost (except for computer software which has no salvage value with estimated life of 3 years), over the estimated useful lives of the assets as follows:

Machinery and equipment	10 years
Electronic equipment	5 years
Computer equipment	5 years
Office equipment	5 years
Automobile	5 years
Other equipment	5 years

Expenditures for repairs and maintenance, which do not improve or extend the expected useful lives of the assets, are expensed as incurred while major replacements and improvements are capitalized.

When property, plant and equipment is retired or disposed of, the cost and accumulated depreciation are removed from the accounts, with any resulting gains or losses being included in net income or loss in the year of disposition.

j.	Impairment of long-lived assets

The Company evaluates the potential impairment of long-lived assets, in accordance with applicable accounting standards, which requires the Company to evaluate a long-lived asset for recoverability when there is an event or circumstances that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

k.	Comprehensive income

The Company reports comprehensive income, its components, and accumulated balances in its financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments. No other items of comprehensive income are present.

l.	Revenue recognition

The Company generates revenues from the sale of electronics and various types of small to medium sized LCMs. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as product returns are insignificant based on historical experience.

The products sold to the customers are parts to be used as an assembly in finished goods. The Company does not have a warranty or return policy in place. Whenever a customer finds faulty parts, the Company will replace them using new parts. There is no allowance for cost of replacement on product sales as historical costs incurred for replacements and repairs have been insignificant.

m.	Research and development costs

Research and development costs are expensed to operations as incurred. The Company spent $853,511 and $530,833 for the nine months ended September 30, 2010 and 2009, and $759,918, $378,412, and $293,535 the years ended December 31, 2009, 2008 and 2007, respectively, on direct research and development (“R&D”) efforts.

n.	Advertising

The Company expenses advertising costs as incurred. Advertising is included in selling expenses for financial reporting. The Company spent $635,663 and $343,044 for the nine months ended September 30, 2010 and 2009, and $536,050, $373,608 and $275,964 for the years ended December 31, 2009, 2008 and 2007, respectively, on advertising expenses.

o.	Income taxes

The Company accounts for income taxes in accordance with the asset and liability method for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company accounts for uncertainty in income taxes in accordance with applicable accounting standards, which require a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not file to file a return in a particular jurisdiction).

p.	Foreign currency translation

The functional currency of Immense is the United States Dollars (“USD”), and for Legend Media is the Hong Kong Dollar (“HKD”). These two companies maintain their financial statements using their respective functional currencies. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

The functional currency of Feigeda is Renminbi (“RMB”), the PRC’s currency. Feigeda maintains its financial statements using its own functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of Legend Media, which are prepared in HKD, are translated into the Company’s reporting currency, United States Dollars (“USD”); the financial statements of Feigeda, which are prepared in RMB, are translated into the Company’s reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period.

Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2007	7.29410	7.59474
Year ended December 31, 2008	6.81710	6.93722
Year ended December 31, 2009	6.83527	6.82082
Nine-month period ended September 30, 2009	6.83761	6.82175
Nine-month period ended September 30, 2010	6.69792	6.79810

q.	Customer deposits

Customer deposits are recorded as liabilities when the Company receives them and recognized as revenue after the total amount is paid off upon the delivery of the products.

r.	Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The Company adopted the standard for business combinations for its business combination during the period ended September 30, 2009.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. For the Company, this standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For the Company, this standard was effective beginning July 1, 2009.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU was effective October 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU is effective for the first quarter of 2010, except for the requirement to provide level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011. Since this standard impacts disclosure requirements only, its adoption will not have a material impact on the Company’s consolidated results of operations or financial condition.

NOTE 3- ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

	September 30,		December 31,
	2010	2009	2009	2008	2007
Accounts receivable	$10,412,739	$6,888,490	$5,488,271	$4,068,149	$3,271,465
Allowance for doubtful accounts	-	(35,055)	-	-	-
Accounts receivable, net	$10,412,739	$6,853,435	$5,488,271	$4,068,149	$3,271,465

NOTE 4- ADVANCES TO SUPPLIERS

In accordance with the contracts with the Company’s suppliers, cash is advanced for material and equipment purchases. The delivery terms are usually 30 days. In the event of a breach of contract, the Company has the following rights and penalty protection:

(i.)	The Company has the right to recoup the deposit and charge double interest on the deposit according to the interest rate during the same period in which the contract was breached;
(ii.)	The Company owns the raw material and equipment acquired from the suppliers under the agreements; and
(iii.)	The Company has the legal right to take possession of the material and equipment.

The Company did not have any contract breaches in the nine months ended September 30, 2010 and 2009, or in the years ended December 31, 2009, 2008 and 2007.

NOTE 5- INVENTORIES, NET

Inventories include raw materials, packaging materials and finished goods. Finished goods contain direct material, direct labor and manufacturing overhead and do not contain general and administrative costs. Inventories consist of the following:

	September 30,		December 31,
	2010	2009	2009	2008	2007
Raw materials	$6,965,074	$1,763,520	$2,721,192	$1,621,751	$1,264,280
Packaging materials	-	11,932	-	-	-
Finished goods	2,796,951	760,719	1,155,372	765,325	568,979
Subtotal	9,762,025	2,536,171	3,876,564	2,387,076	1,833,259
Less: Reserve for obsolete or slow-moving inventory	(58,055)	-	(56,889)	(57,041)	(97,897)
Inventories, net	$9,703,970	$2,536,171	$3,819,675	$2,330,035	$1,735,362

NOTE 6- RELATED PARTIES TRANSACTIONS

Due from related parties:

Due from related parties consists of the following:

	September 30,		December 31,
	2010	2009	2009	2008	2007
Liansheng Electronics (SZ) Co., Ltd. (controlled by CEO's brother)	$-	$660,060	$690,346	$352,778	$-
Yongsheng Electronics (JX) Co., Ltd. (controlled by CEO and GM until December 2009)	-	-	822,168	-	-
Mr. Bu Suxiang (GM's Father)	-	-	-	29,337	21,936
Fangguan Electronic Limited (Controlled by CEO until July 2009)	-	267,534	256,923	125,219	-
Finest Day Limited (Immense's Sole Shareholder)	-	-	3,991	-	-
Due from related parties	$-	$927,594	$1,773,428	$507,334	$21,936

Amounts owed to the Company by Finest Day Limited represented amounts advanced for disbursements for ordinary operating activities, which was unsecured and short term.

Amounts owed to the Company by Liansheng Electronics (SZ) Co., Ltd. ("Liansheng") represent a one year non-secured short term loan that matured on October 31, 2009 and bore an interest rate of 4.86%. This loan was further extended on its original maturity date for another year and matured on October 31, 2010. The loans were used to facilitate suppliers’ relations in order to maintain a stable supply of key materials as well as making good use of excessive funds. Liansheng is controlled by the brother of the Company’s CEO. On May 6, 2010, the outstanding balance, including interest, was fully repaid by Liansheng.

Amounts owed to the Company by Fangguan Electronics Technologies Co., Ltd. ("Fangguan") represent purchases and sales between Feigeda and Fangguan. Mr. Wu, Zuxi, CEO, held 60% ownership of Fangguan prior to July 2009. In July 2009, Mr. Wu sold his ownership interest of Fangguan and Fangguan is no longer a related party.

In anticipation of being a U.S. public company, all balances were repaid prior to September 30, 2010 and no loans to the related parties are outstanding.

Due to related parties:

Due to related parties consists of the following:

	September 30,		December 31,
	2010	2009	2009	2008	2007
Wu, Zuxi (CEO & Chairman of the Board)	$65,968	$59,754	$63,332	$66,040	$734,993
Bu, Falin (General Manager & Director)	-	-	-	-	10,283
Fangguan Electronics Technologies Co., Ltd	-	-	-	-	78,264
Yongsheng Electronics (JX) Co., Ltd. (controlled by CEO and GM until December, 2009)	-	132,352	-	-	-
Due to related parties	$65,968	$192,106	$63,332	$66,040	$823,540

The amounts due to the CEO of the Company, Mr. Wu, were unsecured and non-interest bearing, but the Company later paid interest on the loan in 2008 and 2007. No interest was paid to Mr. Wu in 2009 or 2010.

Yongsheng Electronics (JX) Co., Ltd. (“Yongsheng”) is a related company that was controlled by the officers of the Company, namely, Mr. Wu and Mr. Bu, until they sold their ownership at the end of December 2009.

Distribution payable

Distribution payable to former owners consist of the following:

	September 30,		December 31,
	2010	2009	2009	2008	2007
Payable by Legend Media	$1,785,494	$1,754,161	$1,749,616	$-	$-

On March 2, 2009, Legend Media acquired 100% ownership interest of Feigeda from Mr. Wu and Mr. Bu under an ownership transfer agreement for an appraised value of RMB 11,959,100 (or $1.7 million). Legend Media became the parent and sole owner of Feigeda while the officers and management remain unchanged. The ownership transfer amount was to be paid on or before April 1, 2009, however, it remains unpaid as of the date of this filing. The transaction is treated as a distribution to the former owners with a reduction to retained earnings.

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consists of the following:

	September 30,		December 31,
	2010	2009	2009	2008	2007
Machinery and equipment	$5,915,558	$3,712,068	$4,708,117	$3,179,127	$2,606,885
Computer equipment	57,672	32,552	32,468	29,204	23,519
Other equipment	113,648	76,925	77,223	73,322	66,477
Automobiles	74,273	47,705	47,582	47,708	44,589
Computer software	33,145	32,563	32,468	32,565	30,436
Leasehold improvements	970,450	953,420	950,950	-	-
Subtotal	7,164,746	4,855,233	5,848,808	3,361,926	2,771,906
Less: Accumulated depreciation	(1,789,545)	(1,054,401)	(1,212,157)	(829,313)	(485,559)
Property, plant and equipment, net	$5,375,201	$3,800,832	$4,636,651	$2,532,613	$2,286,347

Depreciation expense was $548,865 and $320,852 for the nine months ended September 30, 2010 and 2009, and $481,734, $304,425 and $258,685 for the years ended December 31, 2009, 2008 and 2007, respectively.

Depreciation expense consists of the following:

	Nine Months Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
Cost of goods sold	$371,818	$250,540	$354,676	$264,784	$232,155
General and administrative expenses	177,047	70,312	127,058	39,641	26,530
Total depreciation expenses	$548,865	$320,852	$481,734	$304,425	$258,685

NOTE 8- SHORT-TERM LOANS PAYABLE

Short-term loans outstanding payables consist of the following:

	September 30,		December 31,
	2010	2009	2009	2008	2007
Shanghai Pudong Bank (1-year term loan, matured on 04/14/10, at 4.779% per annum)	$-	$997,424	$889,504	$-	$-
Shanghai Pudong Bank (1-year term loan, matured on 10/20/09, at 7.8386% per annum)	-	-	-	1,393,512	-
Short-term loans payable	$-	$997,424	$889,504	$1,393,512	$-

On April 15, 2009, the Company obtained a one year term loan of RMB 8,000,000 (or approximately $1,173,000) from Pudong Development Bank (“PDB”) bearing interest at approximately 110% of the prevailing prime rate at the time of the loan (approximately 4%-5%).  The loan was personally guaranteed by the Company’s CEO, Mr. Wu, and his spouse. Pursuant to the loan contract, the monthly payment was RMB 240,000 starting the month after the loan advance date plus monthly interest and the balance was to be repaid in April 2010. The loan was part of a package of loans PDB made to six different companies where all the companies cross guaranteed each others’ loans.  In the event one company defaulted on its loan, the other companies were required to cover the loss incurred by the bank based on the percentage of the defaulted loan to PDB.  Additionally, each company was required to deposit a specified percentage of the loan amount it received in an account held at PDB to be used as collateral for the loans.  The Company deposited RMB 960,000 (or approximately $140,000) in the bank account as restricted cash. The cross guarantee was limited to the restricted cash held at the bank. The loan was fully repaid on April 14, 2010 and PDB refunded cash deposit of RMB 960,000 to the Company on April 15, 2010.

On October 28, 2008, the Company obtained a one year term loan of RMB 10,000,000 (or approximately $1,464,000) from Pudong Development Bank (“PDB”) bearing interest at approximately 110% of the prevailing prime rate at the time of the loan (approximately 7%-8%). The loan was personally guaranteed by the Company’s CEO, Mr. Wu, and his spouse. Pursuant to the loan contract, the monthly payment was RMB 500,000 starting the month after the loan advance date plus monthly interest and the balance was to be repaid in October 2009. The loan was part of a package of loans PDB made to five different companies where all the companies cross-guaranteed each others’ loans. In the event one company defaulted on its loan the other companies were required to cover the loss incurred by the bank based on the percentage of the defaulted loan to PDB. Additionally, each company was required to deposit a specified percentage of the loan amount it received in an account held at PDB to be used as collateral for the loans. The Company deposited RMB 2,500,000 (or approximately $366,000) in the bank account as restricted cash. The cross-guarantee was limited to the restricted cash held at the bank. On March 23, 2009, one of the five companies’ loans went into default and the Company received a notice from PDB for a penalty fee of RMB 1,640,000 (or approximately $240,586). This amount was deducted from the restricted cash held at PDB, and the Company reflected the contingency loss as other expense to loss on guaranteed loan. On April 14, 2009, the bank recalled the loan and the Company repaid the loan in full.

NOTE 9 – CORPORATE INCOME TAX

Immense is registered in the BVI and is not liable for any taxes in this jurisdiction.

Legend Media is a holding company registered in Hong Kong and has no operating profit for tax liabilities.

The Company’s subsidiary – Feigeda – as a manufacturing enterprise established in Shenzhen, PRC, was entitled to a preferential enterprise tax rate of 15% prevailing in Shenzhen Economic Zone for all years before 2008, and the following preferential rates started on January 1, 2008:

Year	Tax Rate
2008	18%
2009	20%
2010	22%
2011	24%
2012 and thereafter	25%

The provision for taxes on earnings consists of the following:

	Nine Months Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
PRC Enterprise Income Taxes	$1,946,841	$997,353	$1,420,162	$933,510	$570,266
United States Federal Income Taxes	-	-	-	-	-
Total	$1,946,841	$997,353	$1,420,162	$933,510	$570,266

A reconciliation between the income tax computed at the U.S. statutory rate and the Company’s provision for income tax is as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
U.S. statutory tax rate	34.0%	34.0%	34.0%	34.0%	34.0%
Foreign income not recognized in the United States	-34.0%	-34.0%	-34.0%	-34.0%	-34.0%
PRC preferential enterprise income tax rate	25.0%	25.0%	25.0%	25.0%	15.0%
Preferential rate relief for Shenzhen Economic Zone	-3.0%	-5.0%	-5.0%	-7.0%	0.0%
Valuation allowance	0.0%	-0.3%	0.6%	0.7%	0.2%
Provision for income tax	22.0%	19.7%	20.6%	18.7%	15.2%

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. Therefore, the Company’s tax filings results are subject to change. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

Accounting for Uncertainty in Income Taxes

The Company adopted the provisions of Accounting for Uncertainty in Income Taxes on January 1, 2007. The provisions clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with the standard “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of Accounting for Uncertainty in Income Taxes also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. In the event it receives an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

Various Taxes

The Company is subject to various taxes such as Value Added Tax (VAT), City Development Tax, and Education tax to the local government tax authorities. The VAT collected on sales is netted against the taxes paid for purchases of cost of goods sold to determine the amounts payable and refundable. The City Development Tax and Education Tax are expensed as general and administrative expenses.

NOTE 10 – LONG-TERM LOANS PAYABLE

Long-term loans payable consist of the following:

	September 30,		December 31,
	2010	2009	2009	2008	2007
Xinye Bank (2-year term loan, matures on 06/14/11, at 0% per annum)	$746,500	$733,400	$731,500	$-	$-
Less: current portion	746,500	-	-	-	-
Long -term portion	$-	$733,400	$731,500	$-	$-

On June 15, 2009, the Company obtained a two-year-term, interest-free loan of RMB 5,000,000 (or approximately $733,000) granted by a semi-government agency, Shenzhen Mid-to-Small Enterprise Guarantee Centre, which authorized Xinye Bank to advance the loan to the Company. The loan is

(i)	personally guaranteed by the Company’s CEO, Mr. Wu, and his spouse;
(ii)	personally guaranteed by the Company’s GM, Mr. Bu, and his spouse;
(iii)	corporate guaranteed by Yongsheng Electronic (JX) Co., Ltd., a company controlled by Mr. Wu and Mr. Bu; and
(iv)	guaranteed by the collateral of the personal residence of the Company’s GM, Mr. Bu.

In addition, the Company’s CEO, Mr. Wu is required to deposit RMB 2,100,000 (or approximately $308,000) into a designated bank account at a monthly installment of RMB 350,000 starting December 2010.

The loan is to be used for technological improvements and will mature on June 14, 2011 on which the full amount of the loan principal shall be repaid.

NOTE 11- STATUTORY RESERVES

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises and the VIE’s income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves and statutory public welfare fund. Prior to January 1, 2006 the proportion of allocation for reserve was 10 percent of the profit after tax to the surplus reserve fund and additional 5-10 percent to the public welfare fund. The public welfare fund reserve was limited to 50 percent of the registered capital.  Effective January 1, 2006, there is now only one fund requirement. The reserve is 10 percent of income after tax, not to exceed 50 percent of registered capital. Statutory Reserve funds are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. Statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Lack of Insurance

The Company does not carry any business interruption insurance, products liability insurance or any other insurance policy.  As a result, the Company may incur uninsured losses, increasing the possibility that the investors would lose their entire investment in the Company.

The Company could be exposed to liabilities or other claims for which the Company has no insurance protection. The Company does not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy.  As a result, the Company may incur uninsured liabilities and losses as a result of the conduct of its business. There can be no guarantee that the Company will be able to obtain insurance coverage in the future, and even if it can obtain coverage, the Company may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of the Company’s common stock could lose their entire investment.

Because the Company does not carry products liability insurance, a failure of any of the products marketed by the Company may subject the Company to the risk of product liability claims and litigation arising from injuries allegedly caused by the unqualified composition or quality of its products. The Company cannot assure that it will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent the Company incurs any product liability or other litigation losses, its expenses could materially increase. There can be no assurance that the Company will have sufficient funds to pay for such expenses, which could end its operations and the investors would lose their entire investment.

Minimum lease payments on operating leases

The Company has entered into several tenancy agreements for the lease of factory premises and staff quarters. The Company’s commitments for minimum lease payments under these non-cancelable operating leases for the next five years are as follows:

Year	Minimum Lease Payments
2010	$299,283
2011	315,644
2012	327,330
2013	327,330
2014 and thereafter	118,471
Total	$1,388,058

The rent expense was $171,266 and $190,929 for the nine months ended September 30, 2010 and 2009, and $257,302, $193,868, and $91,581 for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 13 – OPERATING RISK

Country Risk

The Company has significant investments in China. The operating results of the Company may be adversely affected by changes in the political and social conditions in China and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in a material adverse effect upon the Company’s business and financial condition.

Exchange risk

The Company cannot guarantee that the RMB/USD exchange rate will remain steady and, therefore, the Company could post the same profit for two comparable periods and post higher or lower profit depending on fluctuations in the RMB/USD exchange rate. The exchange rate may fluctuate in response to changes in the political environment or economic conditions without notice.

Interest risk

The Company is exposed to interest rate risk arising from short-term variable rate borrowings from time to time. The Company’s future interest expense will fluctuate in line with any change in borrowing rates. The Company does not hedge its interest rate. As of December 31, 2009 and 2008, the Company believes it has no exposure to interest rate risk.

Political risk

Currently, China is in a period of growth and is openly promoting business development in order to bring more business into China.  Additionally, the Chinese government currently allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations relating to ownership of a Chinese corporation are changed by the Chinese government, the Company’s ability to operate China subsidiaries could be affected.

NOTE 14: CONCENTRATION OF CREDIT RISK

A significant portion of the Company’s cash at September 30, 2010 and 2009, and at December 31, 2009, 2008 and 2007 is maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit.  The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

For the nine months ended September 30, 2010 and 2009, and for the years ended December 31, 2009, 2008 and 2007, no customer had net sales exceeding 10% of the Company’s total net sales for the respective period.

For the nine months ended September 30, 2010, no suppliers accounted for more than 10% of the Company’s total purchases.

For the nine months ended September 30, 2009, one supplier accounted for more than 10% of the Company’s total purchases.

For the years ended December 31, 2009, 2008 and 2007, no suppliers accounted for more than 10% of the Company’s total purchases.

NOTE 15- SUBSEQUENT EVENTS

On April 21, 2010, the Company entered into a share exchange agreement with SRKP 20, Inc., a company incorporated in the State of Delaware, and Finest Day Limited, the sole shareholder of Immense.  On December 6, 2010, the Company entered into an amended and restated share exchange agreement with SRKP 20 and Finest Day Limited (the “Exchange Agreement”).  Pursuant to the Exchange Agreement, SRKP 20 agreed to issue an aggregate of 15,146,168 shares of its common stock to the Finest Day Limited and its designees in exchange for all of the issued and outstanding securities of Immense (the “Share Exchange”).  The Share Exchange closed on December 16, 2010.   Prior to the closing of the Share Exchange a, the stockholders of SRKP 20 agreed to cancel an aggregate of 4,267,674 shares of common stock held by them. As a result of the Share Exchange, the Company became SRKP 20’s wholly-owned subsidiary and the former shareholders of the Company became controlling stockholders of SRKP 20.  The transaction was accounted for as a reverse merger and recapitalization whereby the Company is the accounting acquirer and SRKP 20 is the acquired party.

Item 9.01 (d) Exhibits:

Exhibit No.	Exhibit Description

2.1
Amended and Restated Share Exchange Agreement, dated as of December 6, 2010, by and among the Registrant, Immense Fortune Holdings Limited, Legend Media Holdings HK Limited and Feigeda Electronic (SZ) Co., Ltd.

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53016) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53016) filed with the Securities and Exchange Commission on January 16, 2008).
3.3	Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on December 16, 2010.
4.1	Form of Warrant (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-53016) filed with the Securities and Exchange Commission on January 16, 2008).
4.2	Form of Warrant (incorporated by reference from Exhibit 4.1 to the Quarterly Report on Form 10-Q (File No. 000-53016) filed with the Securities and Exchange Commission on November 9, 2010).
10.1	Amended and Restated Share and Warrant Cancellation Agreement dated December 6, 2010 entered into by and between the Registrant and Stockholders.
10.2	Employment Agreement by and between Cui Xiaoling and Feigeda Electronic (SZ) Co., Ltd. dated June 11, 2010 (translated to English).
10.3	Realty Lease Agreement dated April 15, 2009 by and between Shenzhen Baishisha Joint Stock Co., Ltd. and Feigeda Electronic (SZ) Co., Ltd. (translated to English).
10.4
Entrusted Loan Agreement dated June 15, 2009 by and between Feigeda Electronic (SZ) Co., Ltd., Shenzhen Branch of Industrial Bank Co., Ltd. and Shenzhen Small & Medium Enterprises Credit Guarantee Centre Co., Ltd. (translated to English)

10.4(a)
Guaranty Agreement dated June 15, 2009 by and among Shenzhen Branch of Industrial Bank Co., Ltd. and Wu Zuxi, Xiao Qiongying, Bu Falin, Zhang Yunfang and Jiangxi Yongsheng Electronic Co., Ltd., Shenzhen Small & Medium Enterprises Credit Guarantee Centre Co., Ltd. and Feigeda Electronic (SZ) Co., Ltd. (translated to English).

10.4(b)	Pledge Agreement dated June 15, 2009 by and among Shenzhen Small & Medium Enterprises Credit Guarantee Centre Co., Ltd., Wu Zuxi and Feigeda Electronic (SZ) Co., Ltd. (translated to English).
10.4(c)	Mortgage Agreement dated June 15, 2009 by and among Shenzhen Small & Medium Enterprises Credit Guarantee Centre Co., Ltd., Bu Falin and Feigeda Electronic (SZ) Co., Ltd. (translated to English).
10.5	Registration Rights Agreement dated as of December 16, 2010 by and among the Registrant, Immense Fortune Holdings Limited and Stockholders.
16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated December 21, 2010.
21.1	List of Subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Feigeda Electronic Technology, Inc.

Date: December 22, 2010

	By:	/s/ Wu Zuxi
	Name:	Wu Zuxi
	Title:	Chief Executive Officer